LEASE

BIT HOLDINGS FIFTY-SEVEN, INC.,
Landlord,

and

CASCADE WIND CORP., INC.,
Tenant

Dated:  April 27, 2010

THIS LEASE ("this Lease") is made and entered into as of April 27, 2010 by Landlord and Tenant.

1.           BASIC LEASE INFORMATION

LANDLORD:	BIT Holdings Fifty-Seven, Inc., a Maryland corporation
LANDLORD'S ADDRESS FOR NOTICES:
c/o PNC Realty Investors, Inc.
1601 K Street NW, Suite 1100
Washington, DC 20006
Attn:  Clark C. Maier, Asset Manager

With concurrent copies to:

c/o PNC Realty Investors, Inc.
Two Hopkins Plaza, Suite 804
Baltimore, Maryland 21201
Attn:  Brian Gilmore, Property Accountant

Thomas A. Barkewitz
Alston, Courtnage & Bassetti LLP
1000 Second Avenue, Suite 3900
Seattle, WA  98104-1045

TENANT:	Cascade Wind Corp., Inc., a Nevada corporation
GUARANTOR:	Core Fund, L.P., a Delaware limited partnership
TENANT'S NOTICE ADDRESS:	At the Premises With concurrent copies to: Stoll Berne 209 SW Oak Street, Suite 500 Portland, OR 97204 Attn: David A. Lokting
BUILDING:	The warehouse building known as Building 31 located at 9025 SW Hillman Court, in Wilsonville, Oregon.
PROPERTY:	The Building and the Land.
PREMISES:
The premises having a street address of 3122 and 3126, 9025 SW Hillman Court, Wilsonville, Oregon 97070, as more fully described in Section 2.1 (Premises) and shown on the floor plans attached as Exhibit A to this Lease.

RENTABLE AREA OF THE BUILDING:	54,485 square feet, as determined by Landlord's architect.
RENTABLE AREA OF THE PREMISES:	Approximately 13,558 square feet, including approximately 3,960 square feet of office space, all as determined by Landlord's architect (See Section 2.4 [Office Space]).
LEASE COMMENCEMENT DATE:	Upon mutual execution of this Lease.
LEASE EXPIRATION DATE:
Expiration of the initial thirty nine (39) month term measured from the Lease Commencement Date if the Lease Commencement Date occurs on the first day of a month; otherwise, this Lease shall expire thirty nine (39) months after the last day of the month in which the Lease Commencement Date occurs.

TERM:	Three (3) years and three (3) months.
EXTENSION TERM:	Three (3) years.

FIXED MINIMUM RENT:
The Fixed Minimum Rent for each Lease Year is summarized as follows:

   Months                               Fixed Minimum Rent Per Month

                                   Suite 3126          Suite 3122*

Months 1-6                                     $2,500.00**       $  940.00**
Months 7-12                                   $5,000.00           $1,880.00
Months 13-24                                 $5,150.00           $1,936.40
Months 25-36                                 $5,304.50           $1,994.49
Months 37-39                                 $5,463.64           $2,054.33

*In accordance with Section 3.3, all Rent for Suite 3122 will abate until such time as Landlord delivers Suite 3122 to Tenant.

**Provided that there is no Event of Default by Tenant under the Lease, one half of the Fixed Minimum Rent will be abated during the first six (6) months of the Lease Term.  If, at any time during the Lease Term, there is an Event of Default by Tenant under the Lease, the abated Fixed Minimum Rent will become immediately due and payable.  Tenant shall pay all Additional Rent during such period and throughout the Lease Term.

ADVANCE RENT:	$4,000.66
REIMBURSEMENT OF OPERATING COSTS:
TENANT'S PROPORTIONATE SHARE FOR OPERATING COSTS:	12.95% (7.96% until such time as Landlord delivers Suite 3122 to Tenant)
TENANT'S PROPORTIONATE SHARE FOR REAL ESTATE TAXES:	12.95% (7.96% until such time as Landlord delivers Suite 3122 to Tenant)
SECURITY DEPOSIT:	$15,838.84
TYPE OF GUARANTY:	See Exhibit G attached.
BROKER:	Landlord – CB Richard Ellis (Andy Kangas and Stuart Skaug) Tenant – Colliers International (Jerry Matson)
PERMITTED USE:	Research and development, light fabrication and ancillary office functions.
PARKING SPACES:	See Section 2.3 (Parking).

The Basic Lease Information is incorporated into and made a part of this Lease.  Each reference in this Lease to any information or definitions contained in the Basic Lease Information means and refers to the information and definitions set forth in the Basic Lease Information.  References in this document to the term "Lease" mean the Basic Lease Information, the body of this Lease, and any Exhibits, Addenda, or Riders thereto.  The provisions of the body of this Lease will be read to implement the Basic Lease Information.

1. Parties.  This Lease is made as of the date shown in the Basic Lease Information, between the parties as provided in the Schedule.

2. Premises, Property.  In consideration of the agreements in this Lease and other consideration paid, Landlord leases to Tenant and Tenant leases from Landlord:

2.1. Premises.  The "Premises" described in the Basic Lease Information and shown on the attached Exhibit A, which Premises are located upon and are part of the "Property" described in the Basic Lease Information and in the attached Exhibit B.  The Premises will consist of Suite 3126 containing approximately 8,337 square feet, of which 3,960 square feet is office space ("Suite 3126") and Suite 3122 containing approximately 5,221 square feet, of which 2,533 square feet is office space ("Suite 3122").  The building in which the Premises are located is hereinafter called the "Building," and the Building, together with any other buildings on the land forming the Property, are hereinafter collectively referred to as the "Buildings";

2.2. Adjacent Site Improvements.  The non-exclusive right to use the parking and loading area, if any, described in the Basic Lease Information and shown as the "Adjacent Site Improvements" on Exhibit A; and

2.3. Parking.  The non-exclusive right to use, together with Landlord and other tenants of the Property, the driveways, parking (to the extent not leased to other tenants for their sole use), and grounds.  Tenant will have access to the exclusive, unreserved use of twenty three (23) parking spaces.

2.4. Office Space.  Landlord and Tenant acknowledge and agree that Suite 3122 consists of both warehouse and office space, but that the Fixed Minimum Rent for Suite 3122 is based solely on warehouse space and does not reflect the fair market rent for the office space.  Tenant shall not demolish or otherwise alter the office space in Suite 3122.

3. Improvements.

3.1. Completion of Construction.  Landlord's Work is described in the attached Exhibit C.  Any items to be paid by Tenant are as shown in Exhibit C.  Any work beyond Landlord's Work that may be necessary to outfit the Premises for Tenant's occupancy or for the operation of Tenant's business therein is the sole responsibility of Tenant and shall be performed by Tenant at its own cost and expense pursuant to Section 7.5 (Alterations and Improvements).

3.2. Possession of Suite 3126.  Landlord will deliver possession of Suite 3126 to Tenant upon mutual execution of this Lease.  Landlord and Tenant acknowledge that Landlord will be performing Landlord's Work (as defined in Exhibit C attached to this Lease) while Tenant is in possession of the Premises.  Landlord will use commercially reasonable efforts not to interfere with Tenant's use of the Premises, but Tenant acknowledges and agrees that the nature of the construction work to be performed will result in interference and, except for damages resulting from Landlord's reckless or intentional misconduct, Tenant waives any damages which may result from interference by Landlord or its contractors during the completion of Landlord's Work.  Tenant shall cooperate fully with Landlord and its contractors during such construction to avoid delays or unnecessary expense in the completion of Landlord's Work.  Neither Tenant nor its agents or employees will interfere with any work being done by Landlord or its contractors in any part of the Building.  Landlord will not be in default under this Lease for failure to complete Landlord's Work in Suite 3126 by a specific date.  If, however, Landlord fails to complete Landlord's Work in Suite 3126 within one hundred twenty (120) days of the date the necessary building permits are issued for Landlord's Work in Suite 3126 (subject to force majeure, as described in Section 15), all Rent under this Lease will be abated beginning on the one hundred twenty first (121st) day after building permits are issued through the date on which Landlord's Work in Suite 3126 is completed.  Upon mutual execution of this Lease, Landlord will promptly apply for the necessary building permits for Landlord's Work in Suite 3126.

3.3. Possession of Suite 3122.  Tenant acknowledges that Suite 3122 is occupied by another tenant on a temporary basis and will not be available for Tenant's access or use on the Lease Commencement Date.  Landlord will deliver possession of Suite 3122 to Tenant once such space becomes available and Landlord completes Landlord's Work in such space in accordance with Exhibit C.  Landlord will notify Tenant in writing of the date on which Suite 3122 is delivered to Tenant.  Until such date, Rent for Suite 3122 will be fully abated.  Landlord will not be in default under this Lease for failure to deliver Suite 3122 by a specific date.  If, however, Landlord fails to deliver Suite 3122 to Tenant within one hundred twenty (120) days of the date the necessary building permits are issued for Landlord's Work in Suite 3122 (subject to force majeure, as described in Section 15), Tenant may elect to remove Suite 3122 from the Premises under this Lease by giving Landlord thirty (30) days written notice of such termination; provided, however, if Landlord delivers Suite 3122 to Tenant within the 30 day period, Tenant’s notice will be void, and Suite 3122 will continue to be a part of the Premises under this Lease.   Landlord will apply for the necessary building permits for Landlord's Work in Suite 3122 no later than eight (8) months after the mutual execution of this Lease.

3.4. Lease Commencement Date.  The Lease Commencement Date will be that day on which the last party to sign this Lease does so.

4. Lease Term.  The Original Term is as provided in the Basic Lease Information.  If the Lease Commencement Date is the first day of a calendar month, that month shall be the first full calendar month counted in determining the length of the Original Term.  Tenant shall be entitled to renew this Lease for one Renewal Term to the extent provided in the Basic Lease Information and in the attached Exhibit D.  The "Lease Term" consists of the Original Term and each Renewal Term, if any, which goes into effect pursuant to the provisions of Exhibit D.  This Lease cannot be terminated by Tenant, except as expressly stated herein.

5. Rents, Security Deposits.

5.1. Fixed Minimum Rent.  Tenant agrees to pay Landlord Fixed Minimum Rent for the Premises in the amounts listed in the Basic Lease Information.  Commencing on the Lease Commencement Date and continuing throughout the remainder of the Lease Term, the Fixed Minimum Rent shall be paid in monthly installments, in advance, without offset, deduction or prior demand, on the first day of each month, except that if the Lease Commencement Date occurs on any day other than the first day of a calendar month, the Fixed Minimum Rent for the partial month commencing on the Lease Commencement Date shall be paid on the Lease Commencement Date.  Notwithstanding anything in this Lease to the contrary, Tenant shall pay Landlord, on the date of execution of this Lease, the Fixed Minimum Rent for the first full calendar month of the Lease Term for which such rent is due and Tenant’s Share of the Property Costs for the first full calendar month of the Lease Term ("Advance Rent").  The Advance Rent is the amount set forth in Section 1.

5.2. Additional Rent.

(a) (i)           In addition to the Fixed Minimum Rent, Tenant shall pay as Additional Rent Tenant's Share of the "Property Costs". For the purposes of this Lease "Property Costs" means:  (A) insurance premiums incurred under Subsection 8.1(a) (whether elective or required), (B) Real Property Taxes (defined in Section 10 [Real Property Taxes]), and (C) Operating Costs.  "Operating Costs" include all costs and expenses of any kind or nature incurred by Landlord in managing, operating, policing, protecting, lighting, repairing, replacing (with like kind), and maintaining the Property and the common areas thereof and/or any equipment therein, including, but not limited to, common area utilities, water and sewer facilities, third party management fees, landscaping, irrigation systems, cleaning, snow removal, signage, lighting, pest control, security costs, supplies, trash removal, parking lot sweeping, personal property taxes, owners' association dues, exterior painting, roofs, parking lots, seal coating, striping, plumbing, and compensation and benefits of employees involved in such work.  Excluded from Operating Costs are net income taxes, the cost of any capital improvements (except that the portion of each capital expenditure that would be taken as a deduction on Landlord’s federal income tax return if depreciated or amortized over the improvement’s useful will be an Operating Cost), leasing commissions, advertising expenses, renovation of space for new tenants, renovation as a result of casualty, and the cost of each Common Utility or Service.

(ii)           Commencing on the Lease Commencement Date and continuing throughout the remainder of the Lease Term, Tenant's Share of the Property Costs and Tenant's portion of the cost of each Common Utility or Service (as provided in Section 11 [Utilities and Services]) shall be paid in monthly installments on the first day of each month in amounts reasonably established from time to time by Landlord consistent with the terms of this Lease.  Property Costs and the costs of Common Utilities and Services for periods including time before the Lease Commencement Date or after the end of the Lease Term shall be prorated.  Within ninety (90) days after the end of each tax year, Landlord shall provide an accounting of the actual Real Property Taxes and Tenant's Share of the Real Property Taxes for such tax year.  Within ninety (90) days after the end of each calendar year, Landlord shall provide an accounting of the actual Property Costs other than Real Property Taxes and the actual costs of Common Utilities and Services for such calendar year.  Any payments due Landlord based on any such accountings shall be paid within fifteen (15) days after Landlord provides such accountings to Tenant.  Any refunds due Tenant based on any such accountings shall be paid within fifteen (15) days after Landlord provides such accountings, if relating to a period in which the Lease Term is terminated, or credited by Landlord to succeeding payments required to be made by Tenant with respect to such items in subsequent months of the Lease Term.  At the sole option of Landlord and in lieu of monthly installments as hereinabove provided, Tenant shall pay Tenant's Share of Real Property Taxes (as provided in Section 5.2(a)(i)) for each tax year or portion thereof falling within the Lease Term in a lump sum as estimated by Landlord not later than fifteen (15) days after Landlord shall give Tenant notice thereof (which notice shall be accompanied by a copy of the tax bill showing the Real Property Taxes payable for the Property).

(iii)           "Tenant's Share" means the percentage obtained by dividing the number of square feet of leasable area in the Premises by the number of square feet of leasable area in the Buildings.  Tenant's Share is initially established as set forth in the Basic Lease Information.

(b) All sums of money, other than the Fixed Minimum Rent, required to be paid by Tenant to Landlord or any third party pursuant to the terms of this Lease shall be considered "Additional Rent."  The failure of Tenant to pay any Additional Rent when due, after the giving of all required notices and the expiration of all applicable grace periods, shall constitute a material default by Tenant hereunder, regardless of the amount of money involved.

(c) If any governmental agency imposes any tax after the Lease Commencement Date measured by the amount of Rent paid, Tenant shall pay such tax at the time of each payment of Fixed Minimum Rent or Additional Rent, as applicable.

5.3. Rent Obligations Independent; Abatement; Proration; Where Payable; Late Charges.  The "Rent" shall consist of the Fixed Minimum Rent and the Additional Rent.  The Rent obligations are independent of any other obligation of Tenant or Landlord, and Tenant is not entitled to any abatement or reduction of, or setoff against, Rent, except as expressly provided in this Lease.  Tenant waives the benefit of any statute that would alter this agreement of the parties.  Rent due for any period that is less than one month shall be prorated.  Rent is payable to Landlord at the address listed in the Basic Lease Information or such other places Landlord may designate from time to time in writing.  A three percent (3%) handling fee, payable as Additional Rent on or before the first day of the next month, is due with respect to any Rent not paid within ten (10) days after its due date.

5.4. Security Deposit.

(a)  Upon execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount provided in the Basic Lease Information.  Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any default of Tenant.  The Security Deposit does not constitute the Rent for the last month of the Lease Term, and Tenant shall not cause Landlord to use the Security Deposit for such purpose.  If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord's written request.  No interest is payable on the Security Deposit. Landlord is not required to keep the Security Deposit in a separate account, and the Security Deposit may be commingled with other funds of Landlord.  Any sum payable by Tenant as a Security Deposit shall constitute Additional Rent, but said sum, if not sooner applied, shall be returned to Tenant within thirty (30) days after the vacating of the Premises by Tenant and the termination of this Lease, provided (a) Tenant is not then in default under any of the provisions of this Lease; (b) there is no damage to the Premises beyond ordinary wear and tear and the Premises have been left in a clean condition and in good order with all debris, rubbish and trash placed in proper containers; (c) all keys to the Premises have been returned to Landlord; and (d) Tenant's forwarding address has been left with Landlord.

(b) If and when required under Section 24.25 [Guaranty] of this Lease, Tenant shall deposit with Landlord either an additional cash Security Deposit in an amount equal to the unamortized balance of "Landlord's Lease Costs" (defined below) or an additional Security Deposit in the form of an unconditional and irrevocable letter of credit (“Letter of Credit”):  (i) in an amount equal to the unamortized balance of Landlord's Lease Costs and in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by a financial institution insured by the Federal Deposit Insurance Corporation (“FDIC”) meeting the requirements set forth below, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice in an amount equal to the unamortized balance of Landlord's Lease Costs.  For purposes of this Lease, the term "Landlord's Lease Costs" means the sum of (1) the real estate fees and commissions paid by Landlord in connection with this Lease, (2) the amount of all Rent abated under this Lease, and (2) the costs and expenses incurred by Landlord in making improvements to the Premises pursuant to Exhibit C attached to this Lease.  Landlord's Lease Costs will be amortized over the initial Lease Term at an interest rate of eight percent (8.0%) per annum.  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the cash Security Deposit or the current Letter of Credit in an amount equal to the unamortized balance of Landlord's Lease Costs and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of an Event of Default (as defined in Section 13), Landlord may use all or any part of the Security Deposit that Landlord is entitled to draw to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law.  Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions.  Tenant hereby waives the provisions of any law, statute, rule, regulation, ordinance or other legal requirement, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings.  Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount.  If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease.

(c) The Letter of Credit shall be issued by any national banking association or other commercial bank that has a credit rating for certificates of deposit, short term deposits, or commercial paper of at least P-1 (or equivalent) by Moody’s Investors Service, Inc. or a comparable rating from a comparable rating agency, should Moody’s cease to exist or cease to rate commercial banks in the future (“Rating Agency”).  If the issuer’s credit rating is reduced below P-1 (or equivalent) by a Rating Agency, then at Landlord’s request Tenant shall obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section (including the requirements for the Rating Agency and the credit rating for the issuer).  If Tenant fails to obtain and deliver such substitute Letter of Credit within 5 days after demand from Landlord, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  If the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the FDIC, or any successor or similar entity, or if a trustee, receiver, or liquidator is appointed for the issuer, or if any of the foregoing actions has been threatened, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section and, within 5 days thereof, Tenant shall replace such Letter of Credit with either cash or substitute Letter(s) of Credit meeting the requirements of this Section.  Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder.

5.5           Financial Statements.  At any time during the Term that Tenant is not a "publicly traded company" (i.e., ownership interests are listed on a public securities exchange), then within one hundred and twenty (120) days after the end of each fiscal year of Tenant, Tenant shall furnish to Landlord a financial statement, in form and substance reasonably acceptable to Landlord, showing the complete results of Tenant's operations for its immediately preceding fiscal year.  Such financial statements must be either certified by a certified public accountant or certified as to their accuracy by Tenant's (or the guarantor's, if applicable) chief financial officer, to the best of such officer’s knowledge.  Landlord will retain such statements in confidence, but may provide copies to Mortgagees and potential Mortgagees and purchasers as required.  If at anytime Tenant is in default of this Lease, Landlord shall have the right to request and Tenant shall provide within (15) fifteen days of such request, the current financial statements as of the most recent month end, in form and substance reasonably acceptable to Landlord, certified by a certified public accountant or certified as to their accuracy by Tenant's (or the guarantor's, if applicable) chief financial officer, to the best of such officer’s knowledge.

6. Use.

6.1. General.  Tenant covenants and agrees to use the Premises for no purposes other than those listed in the Basic Lease Information.  Notwithstanding the permitted uses listed in the Basic Lease Information, (a) Tenant shall not permit or cause any public or private auction sales or sheriffs' or constables' sales to be conducted on or from the Premises, and (b) Tenant shall not operate all or any portion of the Premises as a "place of public accommodation", as such term is defined under the regulations adopted pursuant to Title III of the Federal Americans With Disabilities Act of 1990, as amended from time to time (the "ADA"); provided, however, that if Tenant's periodic sales or rental of goods at or from the Premises to individuals (as opposed to businesses) results in all or any portion of the Premises being considered a "place of public accommodation," Tenant shall immediately comply with the ADA and shall pay as Additional Rent all costs and expenses incurred by Landlord in removing architectural barriers from the Premises and/or any common areas of the Property to comply, fully or partially, with the ADA, regardless of whether any judicial or administrative finding has been made that such barrier removal is actually required, or sufficient, for compliance with the ADA.  A written opinion from Landlord's attorney to Landlord that Tenant is operating all or a portion of the Premises as a "place of public accommodation" shall be deemed a presumptive determination of such fact, rebuttable by Tenant if Tenant provides an opinion of counsel reasonably satisfactory to Landlord and Landlord’s attorney.

6.2. Compliance with Laws and Official Directives.  Commencing on the Date of Delivery and continuing throughout the remainder of the Lease Term (and at any other time between the date hereof and the Date of Delivery when Tenant or any of its employees, contractors or agents enters upon or occupies the Premises), Tenant shall, at its expense, comply promptly with all of the following, to the extent imposing any duties on Landlord or Tenant with respect to or regulating Tenant’s specific use or occupancy of the Premises:  (a) all governmental or quasi-governmental laws, ordinances, rules, regulations, orders, requirements and/or directives; (b) all recorded public and/or private covenants and restrictions (including all applicable covenants and restrictions governing any industrial park in which the Property is located); and (c) the requirements of all fire rating organizations and Tenant's and Landlord's underwriters and insurance companies (“Use and Occupancy Requirements”).  Tenant shall not carry on nor permit any dangerous or offensive activity so as to create damage to the Property, waste, a nuisance, or disturbance to other tenants.

6.3. Hazardous Materials.

(a) Definitions.  As used in this Lease:

(i) The term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, materials or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" as of the date of this Lease or thereafter regulated under any federal, state or local laws, regulations or ordinances, including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials that are subsequently found to have adverse effects on the environment or the health and safety of persons.

(ii) The term "Hazardous Materials Laws" means all federal, state and local laws, ordinances and regulations in effect as of the date of this Lease or thereafter relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, treatment, release, disposal or transportation of any Hazardous Material.

(b) General Prohibition.

(i) Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought, used, stored, treated, discharged, released, spilled or disposed of upon, in, under or about the Premises or the Property by Tenant or one or more of its affiliates, agents, employees, contractors, subtenants, assignees or invitees (collectively, "Related Parties") without the prior written consent of Landlord, which consent Landlord may grant or withhold in the exercise of its sole and absolute subjective discretion; provided, however, that Tenant may use and store on the Premises such office supplies (e.g., copier toner, white-out correction fluid, and the like) and cleaning supplies in such small amounts as are typically and customarily found in normal office use.  Landlord shall be entitled to take into account such factors or facts as Landlord may in its good faith business judgment determine to be relevant in determining whether to grant, condition or withhold consent to Tenant's proposed activity with respect to Hazardous Material, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, governmental requests or directives, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, demands, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys', consultants' and experts' fees, medical monitoring costs, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (regardless of whether based on personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (hereinafter referred to collectively as "Environmental Claims") arising from or caused in whole or in part, directly or indirectly, by a breach of this prohibition by Tenant or any Related Party or Parties.  The burden of proof shall be on Tenant to establish that the matter for which indemnification is requested is not subject to the indemnification obligation set forth above.  In no event shall Landlord be required to consent to the installation or use of any asbestos-containing materials, PCBs or storage tanks in, on or under the Premises or the Property.

(ii) If Landlord consents to the generation, production, bringing, use, storage, treatment or disposal of Hazardous Materials on, in, under or about the Premises or the Property by Tenant or any Related Party or Related Parties, then, in addition to any other requirements or conditions that Landlord may impose in connection with such consent, (A) Tenant promptly shall deliver to Landlord copies of all permits, approvals, filings and communications submitted to or received from any governmental authority for the generation, production, transportation, use, storage, treatment or disposal of all Hazardous Materials generated, produced, brought, used, stored, treated or removed from or upon the Premises and the Property, including copies of all hazardous waste manifests relating thereto, and (B) upon expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials arising out of or related to the use or occupancy of the Premises by Tenant or any Related Party or Related Parties to be removed from the Premises and the Property and transported off-site for use, storage or disposal in accordance with all applicable Hazardous Materials Laws and Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of the same.

(c) Removal and Notification.

(i) If Hazardous Materials are discovered upon, in, under or about the Property, or any Hazardous Materials are spilled or released upon, in, under or about the Property, or any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing, remediating or abating at its cost and expense those Hazardous Materials arising out of or related to the use or occupancy of the Premises or the Property by Tenant or any Related Party or Related Parties, but not those of its predecessors.  If any conditions relating to Hazardous Materials caused by someone other than Tenant or any Related Party or Related Parties are exacerbated by Tenant or any Related Party or Related Parties, Tenant's indemnification of Landlord contained in Subsection 6.3(b) shall extend to the full extent of the responsibility of Tenant or such Related Party for such exacerbation.  Notwithstanding the foregoing, Tenant shall not take any removal, abatement or remedial action upon, in, under or about the Premises or the Property, nor enter into any settlement agreement, consent decree or other compromise for any Environmental Claim relating to any Hazardous Materials in any way connected with the Premises or the Property without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to appear, intervene, comment upon, oppose or otherwise appropriately assert and protect Landlord's interest with respect thereto, except that if Tenant acquires knowledge of incidents or conditions that may result in an Environmental Claim, Tenant may immediately undertake such preventative or remedial measures as are reasonably necessary to alleviate such incidents or conditions to protect human health or the environment and shall immediately notify Landlord of the nature and cause for commencing such preventative or remedial measures.

(ii) Tenant immediately shall notify Landlord in writing of:  (A) any spill, release or discharge of any Hazardous Materials upon, in, under or about the Premises, the Property or any portion thereof; (B) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened pursuant to any Hazardous Materials Laws; (C) any claim made or threatened by any person against Tenant, any Related Party, the Premises or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (D) any oral or written reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials upon, in, under or about or removed from the Premises or the Property, including any complaints, notices, warning, reports or asserted violations in connection therewith.  Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to Hazardous Materials upon, in, under or about the Premises or the Property.

(d) Survival.  The respective rights and obligations of Landlord and Tenant under this Section 6.3 shall survive the expiration or earlier termination of this Lease.

6.4. Condition of Premises.  Tenant accepts the Premises in their "AS IS, WHERE IS, WITH ALL FAULTS" condition existing as of the date of this Lease, subject only to the completion of Landlord's Work, except Landlord warrants that, as of the Commencement Date, the Property and Premises comply with the requirements of applicable fire rating organizations and Landlord's insurance providers, other than those specific to Tenant’s proposed use of the Premises or any Hazardous Materials to be stored or used by Tenant on the Premises and, on the Date of Delivery, the electrical, plumbing, sprinkler and heating, ventilating and the air conditioning ("HVAC") systems, and the loading dock levelers and overhead doors, of the Premises will be in good working order.  Tenant accepts the Premises subject to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing use of the Premises and to any covenants or restrictions of record, and matters disclosed by any attached exhibits.  Tenant acknowledges that Landlord and Landlord's agents have not made any representations or warranties as to the suitability of the Premises for Tenant's business or use.

7. Maintenance, Repairs and Alterations.

7.1. Tenant's Obligations.

(a) Except as otherwise provided in Sections 7.2 (Landlord's Obligations), 9.1 (Repair, Termination and Abatement), 14.1 (Permanent Condemnation) and 14.2 (Temporary Condemnation), Tenant shall, at its sole cost and expense, commencing on the Date of Delivery and continuing throughout the remainder of the Lease Term, be solely responsible for the maintenance, repair and replacement of the Premises (collectively, the "Maintenance Activities" and, individually, the "Maintenance Activity").  The Maintenance Activities include all services for the installation, operation, maintenance, and repair of the fixtures, equipment, and finishes located within the Premises or appurtenant solely thereto, including, but not limited to, all windows and doors and their fixtures, loading dock equipment (dock levelers, overhead doors, dock shelters, seals and bumpers), pavement under the sole use of Tenant, electrical system, lighting (fixtures, bulbs, ballasts, starts, and diffusers), plumbing, heating, and cooling system and equipment, floors (including, but not limited to, the concrete floor slab and any finished flooring above the slab), sprinkler system, interior wall surfaces, interior partitions, mezzanines, all Adjacent Site Improvements, kitchen appliances and fixtures, modular furniture, showers and bathroom fixtures, supplemental air conditioning equipment, or other types of equipment or improvements, together with related plumbing, electrical, or other utility services, regardless of whether installed by Tenant or by Landlord or on behalf of Tenant and regardless of whether installed at the expense of Tenant or Landlord, but only to the extent that such systems, equipment, improvements and other items solely benefit the Premises and Tenant’s use of the Premises.  Tenant shall maintain throughout the Lease Term, at its sole cost and expense and as an integral part of the Maintenance Activities, contracts satisfactory to Landlord covering the repair, replacement and maintenance of the heating, ventilating, and the air conditioning systems solely serving the Premises, and insurance policies covering any boilers.  Tenant shall maintain the Premises in a clean and sanitary condition, free of insects, rodents, vermin, and other pests; and that it will not permit undue accumulation of garbage, trash, rubbish or other refuse, but will remove the same at its own expense and will keep such refuse in proper containers within the interior of the Premises until called for to be removed or unless Landlord provides outside containers for the storage of such refuse.  Tenant waives the benefits of any statute that would give Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

(b) Tenant shall not store goods, pallets, drums, or any other materials outside the Premises, except that Tenant may dispose of refuse in any outside containers furnished by Landlord for such purpose.

(c) Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and that is allowed by law.  Use by Tenant of any mezzanines for storage is at Tenant's sole risk and Tenant agrees to indemnify and hold Landlord harmless from and against any claims resulting from any such use.

(d) If Landlord designates specific parking areas within the parking and loading areas, Tenant shall cause its employees, agents, and invitees to park only in the designated areas.

(e) No repair or servicing of any motorized vehicle shall be allowed in the Premises or in any parking or loading areas, roadway or service areas within the Property.  No vehicle (including equipment, trailers, and machinery) shall be abandoned or disabled or in a state or non-operation or disrepair upon the Property, and Tenant shall enforce this restriction against Tenant's employees, agents, and invitees.  Should Landlord determine that a violation of this restriction has occurred, Landlord shall have the right to cause the offending vehicle to be removed and all costs of such removal shall be paid by Tenant as Additional Rent within ten (10) days after written notice to Tenant.

(f) Tenant shall use Union Labor (as defined in Section 7.5 below) for all Maintenance Activities (the "Maintenance Labor Covenant"), except that the Maintenance Labor Covenant shall not apply to the services for the installation, operation, maintenance, and repair of personal property owned exclusively by Tenant (e.g., computer systems, telephones, and furniture other than modular furniture) or for any of Tenant's specialized equipment.  To the extent Union Labor is not available in the market to perform a specific Maintenance Activity, Tenant shall not be in default of the Maintenance Labor Covenant.  Tenant shall (a) include the Maintenance Labor Covenant in each of its service contracts, (b) provide such evidence as Landlord may reasonably require, from time to time during the Lease Term, that the Maintenance Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each service contract entered into by Tenant for such services, and (c) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises.

7.2. Landlord's Obligations.

(a) Landlord shall maintain the roof, the structural integrity of the exterior walls, structural supports and foundations of the Building, and the paved areas of the Property (except for pavement under Tenant's sole use), unless covered by the provisions of Section 9.2.  Landlord may enter the Premises on reasonable notice to carry out its obligations.  Landlord shall not unreasonably interfere with Tenant's operations.  Landlord is not liable for any reasonable interruption of Tenant's use of the Premises.

(b) Landlord shall not be liable to Tenant for any damage or injury that may be sustained by Tenant or those claiming through Tenant as a result of leaks in the roof, foundation or outside walls.  Landlord shall be liable to Tenant only if Landlord willfully refuses to repair the roof, foundation or outside walls, or if Landlord engages in gross negligence in making such repairs.

7.3. Intentionally Deleted.

7.4. Surrender of Premises.

(a) At the expiration or other termination of the Lease Term, Tenant shall return the Premises in good, clean condition and operating order, after completing all maintenance, repairs and replacements that are Tenant's responsibility.  Damage by ordinary wear and tear is excepted to the extent that it is not part of Tenant's obligation to maintain, repair and replace.  Also excepted is casualty from causes against which Landlord carries insurance.  Tenant is solely responsible for extraordinary wear and tear due to Tenant's use of the Premises.  Damage to the Premises caused by removals governed by Section 7.5 shall be repaired promptly by Tenant, at Tenant's sole cost and expense.

(b) Tenant shall notify Landlord in writing at least one hundred twenty (120) days prior to vacating the Premises and shall within thirty (30) days prior to vacating arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.  If Tenant fails to arrange for or participate in such inspection, then Landlord's inspection of the Premises shall be deemed conclusively correct for the purpose of determining Tenant's responsibility for repair and restoration of the Premises.

7.5. Alterations and Improvements.

(a) Tenant shall not make any alterations or improvements to the interior Premises costing $10,000 or more, or to the exterior of the Premises or the exterior of the Building, without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute subjective discretion.  Tenant agrees that all such work shall be done at Tenant's sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Premises, the Building, or the Property by reason thereof.  Tenant shall, at its sole expense, obtain all permits required for such work.  Landlord will condition its consent to proposed alterations and improvements upon, among other things, any one or more of the following:

(i) Tenant's agreement to remove any alterations or improvements upon the expiration or earlier termination of the Lease Term, and to restore the Premises substantially to the prior condition.

(ii) If the cost of the work exceeds $100,000, delivery to Landlord of a satisfactory payment and performance bond equal to one and one-half times the estimated cost of the work.

(iii) Delivery to Landlord of satisfactory evidence of the additional casualty and liability insurance necessary to protect both parties while the work is in progress.

(b)           In addition to any other conditions contained herein with respect to Tenant making any alterations or improvements, before making any alterations or improvements to the interior or exterior of the Premises, or any portion of the Building, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause such construction or alteration work (collectively, the "Construction Activities") to be performed by contractors who shall employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO ("Union Labor"), and such work shall conform to traditional craft jurisdictions as established in the area (the "Construction Labor Covenant"), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises.  Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration through the procedures of the jointly administered "Plan for the Settlement of Jurisdictional Disputes in the Construction Industry," a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations.  If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association ("AAA") and in conformity with AAA's Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.

(c)           Claims for, or purporting to be for, labor or materials furnished to Tenant shall be paid by Tenant when due, or secured by bond, so as immediately to discharge any liens filed against the Premises, the Building or the Property.  If Tenant does not discharge any such lien within thirty (30) days after the imposition of such lien, Landlord shall have the right, but not the obligation, to discharge such lien.  Any such amount paid or incurred by Landlord shall be immediately due and payable as Additional Rent by Tenant to Landlord together with interest at the rate indicated in Section 24.10 (Interest on Past-Due Obligations) from the date of payment by Landlord until paid by Tenant.

(d)           Tenant shall promptly pay any franchise, minor privilege or other tax or assessment resulting directly or indirectly from any alterations or improvements made by Tenant to the Premises.  At Landlord's option, Landlord may engage an architect or an engineer to assist Landlord in reviewing any plans and specifications or other materials submitted by Tenant to Landlord for any proposed alterations or improvements to the Premises costing $10,000 or more, and Tenant shall reimburse Landlord as Additional Rent for the reasonable fees and expenses of any such architect or engineer engaged by Landlord within thirty (30) days after Landlord's demand therefor.  Tenant shall repair promptly, at its sole expense, any damage to the Premises caused by bringing into the Premises any property for Tenant's use, or by the installation or removal of such property, regardless of fault or by whom the damage shall be caused.

(e)           Unless removal is required by Landlord, at Landlord's option, all alterations or improvements shall become the property of Landlord and shall be surrendered with the Premises at the expiration or earlier termination of the Lease Term, without payment by Landlord therefor.  Tenant's machinery and equipment remains the property of Tenant and shall be removed by Tenant, at Tenant's sole expense, subject to the provisions of Section 7.4 (Surrender of Premises).  Any removal by Tenant of alterations, improvements, machinery and/or equipment in accordance with this Section 7.5 shall be at Tenant's sole expense and subject to the condition that Tenant, at Tenant's sole expense, repair promptly all damage to the Premises resulting from such removal so that the Premises are restored in all material respects to their condition as existing prior to the installation of such alterations, improvements, machinery and equipment.

8. Insurance.

8.1. Landlord's Insurance.

(a) Throughout the Lease Term, Landlord shall maintain policies of insurance covering loss or damage to the Building in the amount of its full replacement value, providing protection against the perils customarily included within the classification of fire and extended coverage.  Landlord shall have the right, but not the obligation, to provide commercial general liability insurance, rent loss, vandalism, malicious mischief, sprinkler leakage, war, automobile, umbrella, flood, boiler, air conditioner and all-risk insurance.  The insurance shall provide for payment for loss to Landlord or to the holder of a first mortgage, deed of trust, or other comparable lien encumbering the Property, and shall contain an express waiver of any right of subrogation by the insurance company against Tenant.

(b) (i)           Landlord shall make payment of all insurance premiums ("Insurance Premiums"), including, without limitation, the annualized insurance premiums for the insurance policies maintained by Landlord for the Property under Section 8.1(a).

(ii)           Commencing on the Lease Commencement Date and continuing throughout the remainder of the Lease Term, Tenant shall pay to Landlord Tenant's Share of the Insurance Premiums.  If any portion of the Insurance Premiums results from (A) any alterations or improvements made to the Property by Tenant pursuant to Section 7.5 (Alterations and Improvements), (B) Landlord's cure of a Tenant default pursuant to Section 8.4 (Tenant's Insurance Policies), or (C) any Increased Risk governed by Section 8.5 (Increased Risk), Tenant shall pay as Additional Rent the entire amount of such Insurance Premium within ten (10) days after Landlord's written demand therefor.

8.2. Tenant's Liability Insurance and Business Income Insurance.

(a)           Commencing on the Date of Delivery and continuing throughout the remainder of the Lease Term, Tenant shall maintain a broad form policy of commercial general liability insurance insuring Tenant and Landlord as additional insured against liability arising out of the use, occupancy or maintenance of the Premises.  The insurance shall be for not less than One Million Dollars ($1,000,000) combined single limit personal injury and property damage.  The limits of the insurance shall not limit the liability of Tenant.  The policy shall contain cross-liability endorsements, shall extend to Tenant's Independent Contractor's Liability, Products/Completed Operations Liability, and Contractual Liability, and shall insure Tenant's performance of the indemnity obligations provided in Sections 8.3(a), 8.7 (Indemnity by Tenant to Landlord) and 20 (Broker's Fee).  The policy shall expressly provide that Landlord's interest thereunder is not subject to invalidation by reason of any act or omission on the part of Tenant.

(b)           Commencing on the Date of Delivery and continuing throughout the remainder of the Lease Term, Tenant shall maintain Business Income insurance for not less than twelve (12) months.  The term "Business Income" means (a) net income, net profit, or loss before income taxes that would have been earned or incurred; and (b) continuing normal operating costs, including payroll, incurred.

8.3. Tenant's Personal Property Insurance.

(a) Tenant assumes all risk of loss or damage to Tenant's Property (herein defined).  Tenant assumes the risk that loss or damage to Tenant's Property, to the Premises or to the Property may result in loss of income, profits or good will to the business of Tenant or other persons interested in Tenant's Property.  Tenant releases and holds Landlord harmless from liability for these losses or damage, except arising out of Landlord's gross negligence or willful misconduct.  For purposes of this Lease, "Tenant's Property" includes all goods, equipment, inventory, merchandise, records and other personal property, and all fixtures, improvements and betterments, placed in or about the Premises, belonging to Tenant or any person connected with, or claiming under or through Tenant.  Tenant agrees to defend (with counsel reasonably acceptable to Landlord), indemnify, and save Landlord harmless from all losses, claims and expenses, including reasonable attorneys' fees and costs, in defending a claim arising out of loss or damage to Tenant's Property.  For the purposes of this Section 8.3, Landlord means Landlord, its employees and agents.

(b) Commencing on the Date of Delivery and continuing throughout the remainder of the Lease Term, Tenant shall maintain insurance to the extent of not less than one hundred percent (100%) of the full replacement cost of Tenant's Property, and any plate glass enclosing or located within the Premises, all as appraised by Tenant's insurer(s), with an agreed amount endorsement.  Such insurance shall protect against the perils customarily included within the classification of fire and extended coverage, and shall also protect against sprinkler leakage and other sprinkler damage, vandalism and malicious mischief, and the risks assumed by Tenant pursuant to Section 8.3(a).

8.4. Tenant's Insurance Policies.  All insurance carried by Tenant pursuant to this Section 8 shall be with responsible carriers having a rating of A and VIII, or better, in Best's Insurance Reports, licensed in the State in which the Building is located, and otherwise acceptable to Landlord.  Tenant shall promptly deliver to Landlord a certified copy of each such policy.  No policy shall be cancelable or subject to reduction of coverage or other material modification, except after thirty (30) days' prior written notice to Landlord.  Tenant shall, at least thirty (30) days prior to the expiration of any policy, furnish Landlord with a renewal certificate for such policy or a binder for a replacement policy; otherwise Landlord may obtain the required insurance either separately or under an existing policy of Landlord, and in either case, Tenant shall reimburse Landlord as Additional Rent for the premium resulting from such cure within ten (10) days after Landlord's written demand therefor.  All public liability and casualty policies of Tenant shall be written as primary policies that do not contribute to and are not in excess of coverage that Landlord may carry.  All public liability policies shall contain a provision that Landlord shall nevertheless be entitled to recover under the policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant or any other named insured.  Any insurance provided for may be effected by a policy or policies of blanket insurance, covering additional items or locations; provided, however, that (i) Landlord shall be named as an additional insured thereunder; (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy; (iii) any such casualty policy shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurer under such policy specifying) the amount of the total insurance allocated to Tenant's property at the Premises (and any plate glass); and (iv) the requirements set forth herein are otherwise satisfied.  Any insurance policies herein required to be procured by Tenant shall contain an express waiver of any right of subrogation by the insurance company against Landlord, and all other tenants or occupants of space in the Building and elsewhere on the Property.

8.5. Increased Risk.  Tenant shall not do anything or permit anything to be done or any hazardous or unsafe condition to exist ("Increased Risk") that shall invalidate or cause the cancellation of the insurance policies carried by either Tenant or Landlord.  If Tenant creates or permits any Increased Risk that causes an increase in the cost of Landlord's insurance policies, then Tenant shall reimburse Landlord pursuant to Section 23 (Landlord's Right to Cure) for additional premiums attributable to any act, omission or operation of Tenant causing the increase in the premiums, including, but not limited to, non-compliance with recommendations under Section 6.2 (Compliance with Laws an Official Directives).  Payment of additional premiums shall not excuse Tenant from terminating or removing the Increased Risk, unless Landlord agrees in writing.  Absent such agreement, Tenant shall promptly terminate or remove the Increased Risk.

8.6. Waiver of Subrogation on Property Policies.  Each party releases the other party from any and all liability or responsibility (to the releasing party or anyone claiming through or under the releasing party by way of subrogation or otherwise) for loss or damage to property resulting from causes insured against, even if such casualty has been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

8.7. Indemnity by Tenant to Landlord.  Tenant shall indemnify and hold Landlord, its agents and employees harmless from and against any and all claims arising from:  (a) Tenant's use of the Premises, (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Premises or elsewhere on the Property, (c) any breach or default in the performance of Tenant's obligations under this Lease, or arising from any negligence of or willful misconduct by Tenant or its agents, contractors or employees.  Tenant's indemnification and hold harmless obligations shall extend to and include all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in the defense of any such claim.  In case any action or proceeding is brought against Landlord by reason of a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord.  Tenant's indemnification and hold harmless obligations shall also extend to and include all costs and expenses incurred by Landlord under item (b) of the second sentence of Section 6.1, including, but not limited to, all costs and expenses incurred by Landlord in removing architectural barriers from the Premises and/or any common areas of the Property to comply, fully or partially, with the ADA, regardless of whether any judicial or administrative finding has been made that such barrier removal is actually required, or sufficient, for compliance with the ADA.  Tenant assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause, and Tenant waives all such claims against Landlord, except claims due to Landlord's gross negligence or willful misconduct.  The rights of Landlord and the obligations of Tenant under this Section 8.7 shall survive the expiration or early termination of this Lease.

9. Casualty Damage.

9.1. Repair, Termination and Abatement.

(a) Tenant shall give Landlord immediate notice of any fire or other casualty damage to the Premises.  If the Premises are damaged by fire or other casualty, but not to the extent that Tenant is prevented from carrying on business in the Premises, Landlord shall diligently repair such damage, subject to delays due to Force Majeure, as provided in Section 15 (Force Majeure).  If such damage renders a substantial portion of the Premises untenantable, the Fixed Minimum Rent and Tenant's Share of the Property Costs shall be reduced during the period of its untenantability in the same proportion as the area rendered untenantable bears to the entire area leased hereunder, and such reduction shall be apportioned from the date of the casualty to the date when the Premises are rendered fully tenantable.  Notwithstanding the foregoing, if such fire or other casualty damages or destroys any leasehold improvements constituting Tenant's Property, Tenant shall cause the same to be repaired at its sole cost and expense and Landlord shall have no liability for the repair thereof.

(b) Notwithstanding the provisions of Section 9.1(a) hereof, if at least sixty-seven percent (67%) of the leasable area of the Premises or of the Building is rendered untenantable as a result of fire or other casualty, Landlord shall have the option either to repair the damage or to terminate this Lease.  Such option shall be exercised by Landlord by written notice to Tenant within sixty (60) days after the casualty.  In the event of such termination, the Fixed Minimum Rent and Tenant's Share of the Property Costs shall be adjusted as of the date of the casualty.

(c) Notwithstanding the provisions of Section 9.1(a) hereof or any other provisions of this Lease, if the holder of any indebtedness secured by a mortgage, deed of trust, or comparable instrument encumbering the Premises requires that insurance proceeds resulting from a fire or other casualty be applied to such indebtedness rather than to the repair or restoration of the Property, then and in any such event, Landlord shall have the right to terminate this Lease by delivering notice of termination to Tenant within fifteen (15) days after such requirement is made by such holder, whereupon all rights and remedies of Landlord and Tenant under this Lease shall, except to the extent specifically provided otherwise in this Lease, cease and terminate as of the date of such notice from Landlord to Tenant.

9.2. Negligence of Tenant-Uninsured Loss.  An "Insured Loss" is damage caused by an event that is required to be covered, or that Landlord has elected in the exercise of its sole and absolute subjective discretion to have covered, by insurance of the type described in Section 8.1(a).  Notwithstanding the provisions of Section 9.1 (Repair, Termination and Abatement), if there is casualty damage to the Property that is not an Insured Loss and that is due to a negligent or willful act of Tenant, Tenant shall repair the damage at its expense and shall remain liable for the full Rent during repair.

9.3. Tenant Claims.  No compensation, claim, or diminution of Rent shall be paid or allowed by Landlord, by reason of inconvenience, annoyance, or injury to business, arising from the necessity of repairing any other portion of the Building, however the necessity may occur.

10. Real Property Taxes.

10.1. Payment of Taxes.  Landlord shall pay all of the Real Property Taxes pertaining to the Property.  Commencing on the Lease Commencement Date and continuing through the remainder of the Lease Term, Tenant shall pay to Landlord Tenant's Share of the Real Property Taxes, as provided in Section 5.2 (Additional Rent).

10.2. Definition of "Real Property Tax".  For purposes of this Lease, "Real Property Tax" includes any form of assessment, license fee, levy, penalty or tax (other than inheritance or estate taxes), imposed by an authority with direct or indirect power to tax any legal or equitable interest of Landlord in the real property of which the Premises are a part, but shall not include any rent tax payable by Tenant under Section 5.2(c), nor any corporate franchise or income tax.

10.3. Personal Property Taxes.  Tenant shall pay, before delinquent, all taxes assessed against trade fixtures, furnishings, equipment and all other personal property of Tenant.  Tenant shall cause these items to be assessed and billed separately from the Property.

10.4. Real Estate Tax Contests.  Landlord shall have no obligation to contest, object to, or litigate the levying, assessment, or imposition of Real Estate Taxes, and may settle, compromise, consent to, waive, or otherwise determine any such Real Estate Taxes without consent of or notice to Tenant.  In all events, Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Property.  Tenant shall pay to Landlord on demand from time to time, as Additional Rent, Tenant's Share of Real Property Taxes of the cost of such service.  Landlord shall have the right to retain legal counsel and expert witnesses to assist in such contest and otherwise to incur expenses in such contest, and Tenant shall pay on demand Tenant's Share of Real Property Taxes of any fees, expenses, and costs incurred by Landlord in contesting any assessments, levies, or tax rate applicable to the Property or portions thereof regardless of whether such contest is successful.  If such contest results in a refund of Real Estate Taxes in any year, Tenant shall be entitled to receive its share of such refund (based on Tenant's Share of Real Property Taxes), prorated for the period with respect to which Tenant paid its share of Real Estate Taxes for such year, after deducting from the refund all fees, expenses, and costs incurred by Landlord in such contest.

11. Utilities and Services.  Tenant shall pay directly to the appropriate supplier, the cost of all gas, heat, light, electrical, telephone, refuse disposal and other separately metered or billed utilities and services supplied to the Premises, and any taxes on those bills.  Tenant shall pay, as Additional Rent as provided in Section 5.2(a)(ii), a portion of the cost of each utility or service (including, without limitation, water and sewer service) supplied to the Premises that is also used by other occupants of the Property and is not separately metered or billed (each such utility or service is herein called a "Common Utility or Service"), which portion may be calculated differently for each Common Utility or Service and shall, in Landlord's reasonable discretion, be based either on the type and extent of use or on the leasable area of each premises served thereby.

12. Assignment and Subletting.

12.1. Landlord's Consent Required.  Subject to the provisions of Section 12.1.2 (Assignment in the Event of Merger or Acquisition), Tenant shall not voluntarily or by operation of law assign, mortgage, or otherwise transfer or encumber all or any part of Tenant's right, title, or interest in this Lease or sublet all or any part of Tenant's right, title, and interest in the Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld or conditioned by Landlord.  For purposes of this paragraph, any change in the stock or equity ownership of Tenant occurring after the date of this Lease that has the effect, directly or indirectly, in one or more steps, of creating a change in controlling interest or management of Tenant shall be deemed to be an assignment of Tenant's interest under this Lease.  Landlord may condition its consent to an assignment on Tenant's delivering to Landlord a term life insurance policy in an amount acceptable to Landlord on the life of any guarantor or other individual Landlord deems necessary for Tenant to meet its obligations under this Lease.  In determining whether to consent to a proposed sublease, Landlord may consider any reasonable basis for approving or disapproving the proposed subletting including, without limitation, the business practices of any proposed subtenant and whether such practices are in conflict with the investment policies of Landlord.

12.1.1           Void Without Consent.  Any attempted assignment, subletting, mortgage, transfer or encumbrance without such consent shall be void as against Landlord, and shall constitute an immediate Event of Default by Tenant under this Lease.

12.1.2           Assignment in the Event of Merger or Acquisition.  If there is an entity into which or with which Tenant is merged or consolidated, or to which substantially all of Tenant's assets are transferred, or that controls, is controlled by, or is under common control with Tenant, Tenant may assign this Lease (but not a part hereof) to such new entity, so long as Tenant first furnishes the following information to Landlord, and such information is acceptable to Landlord, in Landlord's reasonable discretion:  (a) a notice describing the transaction creating the new entity, (b) the name of the proposed new tenant, if Tenant is not the surviving entity and a description of the proposed use of the Premises, and (c) the financial information of the proposed new tenant demonstrating that it is at least as financially sound as Tenant.  If Landlord approves of such information and the assignment occurs, all of Tenant's options under this Lease to renew or extend the Term or to lease additional space, and any other option, right of first refusal, right of first negotiation, and similar rights will, on the date of assignment, be assigned to the assignee, provided the new tenant assumes all obligations as Tenant under this Lease and provides a signed copy of such assumption (which assumption shall be in form and substance reasonably acceptable to Landlord) to Landlord within ten (10) days after the date of the assignment.

12.2. No Release of Tenant.  Regardless of Landlord's consent or the need under Section 12.1 to obtain Landlord's consent, no assignment or subletting shall alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant under this Lease.  Acceptance of Rent from any other person shall not be deemed a waiver by Landlord of any provision of this Lease.  Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

12.3. Excess Rent.  In the event of any assignment or sublease involving Rent in excess of the Fixed Minimum Rent or Additional Rent required under this Lease ("Excess Rent"), Landlord shall participate in the Excess Rent.  Tenant shall promptly forward to Landlord fifty percent (50%) of all such Excess Rent collected from the assignee or subtenant and shall supply Landlord with true copies as executed of all assignments and subleases.  At Landlord's request, Tenant shall promptly provide Landlord with a detailed statement showing the total consideration paid by the subtenant or assignee.  Landlord shall have the right to inspect and audit Tenant's books and records to verify the accuracy of the detailed statement.  Excess Rent shall be net of the following out of pocket amounts:  (a) the amount of any reasonable broker's fees or commissions paid to a broker as a result of such assignment or sublease, which amount shall be amortized over the term of such sublease or the remaining Lease Term in the event of an assignment; (b) reasonable counsel fees incurred with respect to such assignment or sublease; and (c) the amount of any leasehold improvement costs that Tenant is obligated to perform or reimburse to such assignee or subtenant pursuant to the provisions of such assignment or sublease, provided such amount shall be amortized over the term of such sublease or the remaining Lease Term in the event of any assignment.

12.4           ERISA.  Tenant represents and warrants to Landlord that neither Tenant nor any guarantor of Tenant's obligations under this Lease is (a) a party in interest, as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the AFL-CIO Building Investment Trust ("Trust"), or any of the plans participating therein, a list of which plans is attached to this Lease as Exhibit E, or (b) a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended ("Code"), with respect to the Trust or the plans participating therein.  Neither Tenant nor any guarantor of Tenant's obligations under this Lease shall take any action that would cause this Lease or the exercise by Landlord or the Trust of any rights hereunder, to be a non-exempt prohibited transaction under ERISA.  Notwithstanding any contrary provision of this Lease, Tenant shall not assign this Lease or sublease all or any portion of the Premises unless (i) such assignee or subtenant delivers to Landlord a certification (in form and content satisfactory to Landlord) with respect to the status of such assignee or subtenant (and any guarantor of such assignee's or subtenant's obligations) as a party in interest and a disqualified person, as provided above; and (ii) such assignee or subtenant undertakes not to take any action that would cause this Lease or the exercise by Landlord or the Trust of any rights hereunder, to constitute a non-exempt prohibited transaction under ERISA.

12.5           UBIT.  Notwithstanding any contrary provision of this Lease, Tenant shall not (a) sublease all or any portion of the Premises under a sublease in which the rent is based on the net income or net profits of any person, or (b) take any other action with respect to this Lease or the Premises such that the revenues to be received by Landlord or the Trust from time to time in connection with this Lease would, as a result of such action, be subject to the Unrelated Business Income Tax under Sections 511 through 514 of the Code.

12.6           Incorporation.  Tenant agrees that it shall incorporate the requirements of Sections 12.4 (ERISA) and 12.5 (UBIT) in any sublease of the Premises.

12.7           Non-Affiliation.  Tenant represents and warrants to Landlord that neither Tenant nor its principals or subsidiaries are affiliated with The PNC Financial Services Group, Inc.

13. Defaults; Remedies.

13.1. Events of Default by Tenant.  Each of the following shall constitute an "Event of Default" by Tenant under this Lease:

(a) if any Fixed Minimum Rent or Additional Rent is not paid when due and such default continues for a period of five (5) days after written notice from Landlord (provided that no notice shall be required if notice of non-payment has been delivered within the preceding 6 months); or

(b) if the provisions of Section 6.3 (Hazardous Materials) are not fully complied with; or

(c) if the provisions of Section 12.1 (Landlord's Consent Required) are not fully complied with; or

(d) if the obligations of Tenant to maintain insurance coverages under Section 8 are not fully complied with; or

(e) if Tenant shall desert, vacate or abandon the Premises or any substantial portion thereof; or

(f) if Tenant commits any default under the terms of this Lease other than a default described in Section 13.1(a), (b), (c), (d) or (e), and such default continues for thirty (30) days after written notice (except that if such default cannot be completely cured within thirty (30) days, it shall not be an Event of Default if Tenant gives Landlord written notice of Tenant's plan to effect the cure and starts the cure within the thirty (30) day period, in good faith continually proceeds with due diligence to cure such default, and completely cures such default within one hundred twenty (120) days after the delivery of the default notice); or

(g) (i)           if Tenant shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors, or (ii) if Tenant shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or (iii) if Tenant shall take any corporate, partnership, or limited liability company action to authorize any of the actions set forth in subsections (i) or (ii) above, or (iv) if any case, proceeding or other action against Tenant shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (A) results in the entry of an order for relief against it that is not fully stayed within seven (7) business days after the entry thereof, or (B) remains undismissed for a period of forty-five (45) days, or (v) if any execution, attachment or mechanics' lien against Tenant shall be unsatisfied or unsecured by adequate corporate surety bond or cash security for more than five (5) days; or

(h) if this Lease is guaranteed, any event of default shall occur under any such guaranty; or

(i) if Tenant or any subsidiary or affiliate of Tenant shall lease other premises from Landlord, any event of default shall occur under any such other lease.

13.2. Termination.  At any time after the happening of an Event of Default, Landlord may terminate this Lease by written notice to Tenant, without giving Tenant any further right to cure the Event of Default.

13.3. Repossession; Re-letting.  After notice of an Event of Default, whether before or after a termination as provided in Section 13.2 (Termination), Landlord, without further notice and with no liability to Tenant, may repossess the Premises, by summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and all property from the Premises.  After such repossession, Landlord shall have the right, but not the obligation, to re-let the Premises, any part thereof, or the Premises with additional premises, on account of Tenant (until Landlord makes demand for final damages), in Tenant's or Landlord's name, without notice to Tenant, for a term (which may be more or less than the period that would have been the balance of the Lease Term) and on conditions (including concessions, periods of rent free use, or alterations) and for purposes that Landlord determines, and Landlord may receive the rents.  Landlord is not liable for failure to collect any rent due upon any such reletting.

13.4. Survival of Tenant's Obligations; Damages.

(a) No provision in Section 13.2 (Termination) or 13.3 (Repossession; Re-letting) shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any termination, repossession and/or reletting.  Landlord shall not be deemed to accept a surrender of Tenant's lease or otherwise discharge Tenant because Landlord takes or accepts possession of the Premises or exercises control over the Premises following an Event of Default.  Acceptance of surrender and discharge may be done only by an instrument executed on behalf of Landlord by its duly authorized officer or employee.  To the fullest extent permitted under Oregon law, Landlord may sue periodically for damages as they accrue without barring a later action for further damages.

(b) In the event of termination or repossession following an Event of Default, Tenant shall pay to Landlord all Fixed Minimum Rent and Additional Rent (including, but not limited to, the attorneys' fees incurred by Landlord in the enforcement of its rights with respect to such Event of Default) due through the earlier of the date of termination or repossession.  With respect to that period of time beginning on the day after the date of such termination or repossession and continuing through the end of what would have been the Lease Term in the absence of termination and regardless of whether the Premises or any part have been re-let, Tenant is liable to Landlord for, and shall pay to Landlord, as liquidated and agreed "Current Damages" (but not as a penalty) for Tenant's default:

(i) the Fixed Minimum Rent and Additional Rent payable by Tenant or that would be payable if this Lease had not terminated through the date of any reletting, plus all Landlord's expenses in connection with any reletting, including, without limitation, repossession costs, brokerage commissions, alteration costs, expenses of preparation for such reletting, and reasonable attorneys' fees, less

(ii) the net proceeds, if any, of any re-letting on account of Tenant pursuant to Section 13.3 (Repossession; Re-letting).  If the Premises have been relet with additional premises, any net proceeds of reletting shall be prorated.

Until any reletting occurs, Tenant shall pay Current Damages to Landlord monthly on the days on which the Fixed Minimum Rent and Additional Rent would have been payable if the Lease were not terminated, and Landlord is entitled to recover the same from Tenant each month.

(c) If any statute or rule of law governing a proceeding in which Final Damages are to be proved validly limits the Final Damages to an amount less than that provided for herein, Landlord is entitled to the maximum amount allowable under the statute or rule of law.  The discount rate of interest shall be provided in Section 24.10 (Interest on Past-Due Obligations).

13.5. Landlord's Lien.  Without limiting any statutory lien for rent in Landlord's favor, if requested by Tenant or any lender or equipment lessor who advances credit to Tenant (“Lender”), so long as Tenant is not in default under this Lease, Landlord agrees to (a) provide such Lender access to the Premises to repossess or conduct any public of private sale of all goods, wares, equipment, fixtures, furniture, inventory, accounts, and other personal property (“Collateral”) of Tenant to which Lender has been granted a security interest for a period not to exceed 60 days following an Event of Default; provided that the Lender pays to Landlord all Fixed Minimum Rent and Additional Rent for the period during which Lender is allowed access to the Premises; and (b) subordinate Landlord’s liens and rights to the liens and securities interests of such Lender in and to the Collateral, goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property owned by Tenant.  Any statutory lien in favor of Landlord for rent is not hereby waived, but shall be subject to the foregoing rights and consents granted to any Lender.

14. Condemnation.

14.1. Permanent Condemnation.

(a) If all or any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of the power (both called "Condemnation"), this Lease shall terminate as to the part taken as of the first date the condemning authority takes either title or possession.  If more than twenty-five percent (25%) of the leasable area of the Premises is taken or the balance of the Premises is unfit for Tenant's use, Tenant has the option to terminate this Lease as of the date the condemning authority takes possession.  The option shall be exercised in writing as follows:

(i) within thirty (30) days after Landlord or the condemning authority has given Tenant written notice of the taking; or

(ii) absent notice, within ten (10) days after the condemning authority has taken possession.

If Tenant does not terminate, this Lease shall remain in full force and effect as to the portion of the Premises remaining.  The Fixed Minimum Rent and Tenant's Share of the Property Costs shall be reduced in the same proportion as the area of the Premises taken bears to the entire area leased hereunder.

(b) Any award for Condemnation is the sole property of Landlord, whether the award is made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages.  Tenant is entitled to any award for damage to Tenant's trade fixtures and removable personal property and for moving expenses.  If this Lease is not terminated, Landlord shall diligently repair any damage to the Premises caused by such Condemnation, subject to delays due to Force Majeure, as provided in Section 15.

14.2. Temporary Condemnation.  Upon Condemnation of all or any portion of the Premises for temporary use, this Lease shall continue without change or abatement in Tenant's obligations, as between Landlord and Tenant.  Tenant is entitled to the award made for the use.  If the Condemnation extends beyond the Lease Term, the award shall be prorated between Landlord and Tenant as of the expiration date of the Lease Term.  Tenant is responsible, at its sole cost and expense, for performing any restoration work required to place the Premises in the condition they were in prior to Condemnation, unless the release of the Premises occurs after termination.  In such case, Tenant shall assign to Landlord any claim Tenant may have against the condemning authority for the cost of restoration, and if Tenant has received restoration funds, it shall give the funds to Landlord within ten (10) days after demand.

15. Force Majeure.  If Landlord's performance of any obligation under any provision in this Lease is delayed by an act or neglect of Tenant, act of God, strike, labor dispute, unavailability of materials, boycott, governmental restriction, riot, insurrection, war, terrorism, catastrophe, act of the public enemy, or any other cause beyond Landlord's control, the period for the beginning or completion of the obligation is extended for a period equal to the delay.

16. Subordination and Attornment.

(a) This Lease shall be subject and subordinate at all times to the lien, operation, and effect of any mortgages and/or deeds of trust now or hereafter placed upon the Premises unless the mortgagee or holder of the deed of trust elects to have Tenant's interest hereunder superior to the interest of the mortgagee or holder of such deed of trust.  This subordination provision shall be self-operative and no further instrument of subordination shall be required.  Tenant agrees to execute any documents necessary, subsequent to the execution of this Lease, which are required to effect such subordination.  Further, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such instrument for and on behalf of Tenant.

(b) If Landlord assigns this Lease or the Rents hereunder to a creditor as security for a debt, Tenant shall, after notice of such assignment and upon demand by Landlord or the assignee, pay all sums thereafter becoming due Landlord hereunder to such assignee until further notice from such assignee.  Upon receipt of such notice, Tenant shall have all policies of insurance required hereunder endorsed so as to protect the assignee's interest as it may appear and shall deliver such policies, or certificates thereof, to the assignee.

(c) If the Premises are sold, including, without limitation, at any foreclosure sale or sales, by virtue of any judicial proceedings, at market in the ordinary course, or otherwise, this Lease shall continue in full force and effect and Tenant agrees, upon request, to attorn to and acknowledge the purchaser at such sale as Landlord hereunder; provided that such purchaser agrees not to disturb Tenant’s occupancy and possession of the Premises.

(d) Tenant agrees that a copy of any notice of default from Tenant to Landlord shall also be sent to the holder of any mortgage or deed of trust on the Premises, provided Tenant has been given written notice of the fact that such mortgage or deed of trust has been made, and Tenant shall allow such mortgagee or holder of the deed of trust a reasonable time, not to exceed ninety (90) days from the receipt of such notice, to cure, or cause to be cured, any such default.

17. Estoppel Certificate.

(a) After not less than fifteen (15) days prior written notice from Landlord, Tenant shall deliver to Landlord a written statement in the form prescribed by Landlord (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent is paid in advance, if any, (ii) stating the amount of any security deposit held by Landlord, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or stating any claimed defaults, and (iv) certifying to such other matters pertaining to this Lease as Landlord reasonably requests.  The statement may be relied upon by any prospective purchaser or lender of the Premises.

(b) Tenant's failure to deliver the statement within the 15 day period shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that any security deposit is as represented by Landlord, (iii) that there are no uncured defaults in Landlord's performance, and (iv) that not more than one month's Rent has been paid in advance.

(c) If Landlord desires to sell or finance or refinance all or part of the Premises, Tenant agrees to deliver to any proposed purchaser or lender named by Landlord the past three (3) years' financial statements of Tenant (which shall be in audited form, if available).  All financial statements shall be received by Landlord in confidence and shall be used only for these purposes.

18. Authority of Tenant.  If Tenant is a corporation, each individual executing this Lease on behalf of the corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, in accordance with a duly adopted resolution of the Board of Directors of the corporation, or in accordance with the bylaws of the corporation, and that this Lease is binding upon the corporation.  If Tenant is a general partnership or a limited partnership, each individual executing this Lease on behalf of the partnership represents and warrants that he is a general partner of the partnership and that he is duly authorized to execute and deliver this Lease on behalf of the partnership, in accordance with the agreement of general partnership of the partnership, if a general partnership, or the agreement and certificate of limited partnership of the partnership, if a limited partnership, or in accordance with duly adopted resolutions of the general partners of the partnership, and that this Lease is binding upon the partnership.  If Tenant is a limited liability company, each individual executing this Lease on behalf of the limited liability company represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the limited liability company, in accordance with the articles of organization or operating agreements of the limited liability company, or in accordance with duly adopted resolutions of the members or managers of the limited liability company, and that this Lease is binding upon the limited liability company.  Tenant shall furnish Landlord, promptly upon demand by Landlord, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease and the authority of the individual executing this Lease on behalf of Tenant to bind Tenant hereunder.

19. Notices.  All notices required or permitted under this Lease shall be in writing and shall be deemed duly given if sent by United States certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally recognized overnight courier that provides evidence of delivery, addressed to Landlord or Tenant, respectively, at the addresses provided therefor in the Basic Lease Information and with concurrent copies to any other persons noted therein.  A notice shall be deemed given two (2) days after deposited, as above provided, in the United States mail, or in all other events, when actually received by the party to whom addressed, or such party's agent.  Either party by notice as provided above may change the address for its receipt of notices.  Landlord may by notice as provided above change the address for payment of Rent.

20. Broker's Fee.  Landlord and Tenant represent and warrant to each other that, except as listed in the Basic Lease Information, no broker, agent or finder has been employed by it in connection with this Lease and no commissions are payable to any person procuring or negotiating this Lease on its behalf.  Tenant and Landlord each agree to indemnify, defend and save harmless the other from (a) any claim for fees or commissions resulting from the indemnifying party having dealt with any broker, agent or finder in procuring or negotiating this Lease, and (b) all expenses (including reasonable attorneys' fees) incurred in connection with any such claim.  Landlord and Tenant acknowledge that the broker(s) in this transaction are as listed in the Basic Lease Information and that each party shall be obligated to pay the commission charged by its own broker, subject to any commission sharing agreement which the brokers may have.  Tenant represents it did not deal with any other broker, agent or finder purporting to represent Landlord.

21. Landlord's Access.  Landlord and its agents have the right to enter the Premises at reasonable times upon not less than 48 hours’ written notice (except in the event of an emergency, in which case no notice will be required) for the purpose of showing the Premises to prospective purchasers and lenders, inspecting the Premises, the Building and the Property, and performing such maintenance, repairs, replacements, alterations and improvements upon and to the Premises, the Building and the Property as Landlord deems necessary or desirable.  Landlord shall have the right to place a "For Rent" sign on any portion of the Premises for twelve (12) months prior to the expiration of this Lease and to place a "For Sale" sign thereon at any time.  During such twelve (12) month period, Landlord may show the Premises and all parts thereof to prospective tenants between the hours of 9:00 a.m. and 5:00 p.m. on any day except Sunday or any legal holiday on which Tenant shall not be open for business.

22. Binding Effect.

(a) Subject to the provisions of Section 12 (Assignment and Subletting) and Section 22(b), this Lease shall benefit and bind the parties, and their respective personal representatives, successors and assigns.  If more than one person, firm, corporation, or other entity is named herein as Tenant, the liability of all parties named herein as Tenant shall be joint and several.

(b) If Landlord's interest under this Lease is transferred or assigned and written notice thereof is given to Tenant, Landlord herein named (or any subsequent assignee or transferee of Landlord's interest under this Lease who gives such notice to Tenant) shall automatically be relieved and released from and after the date of such transfer or conveyance from all liability hereunder.  The liability of Landlord, its successors and assigns, under this Lease shall at all times be limited solely to Landlord's right, title, and interest in the Property and if the owner of Landlord's interest in this Lease is at any time an individual, partnership, joint venture, unincorporated association, or limited liability company, Tenant agrees that such individual or the members or partners of such partnership, joint venture, unincorporated association, or limited liability company shall not be personally or individually liable or responsible for the performance of any of Landlord's obligations hereunder.

23. Landlord's Right to Cure.  If Tenant fails to make any payment required under this Lease or defaults in performing any other term of this Lease, Landlord may, but shall not be obligated to (and without waiving the default), make such payment or remedy other defaults for Tenant's account and at Tenant's expense, immediately and without notice in case of emergency, otherwise on five (5) days' written notice to Tenant.  The costs, with interest under Section 24.10 (Interest on Past-Due Obligations), and with a charge equaling fifteen percent (15%) of the cost (to cover Landlord's overhead and not as a penalty), is due as Additional Rent with Tenant's next Fixed Minimum Rent installment.

24. Miscellaneous.

24.1. Time of Essence.  Time is of the essence under this Lease.

24.2. Covenants and Conditions.  Each provision of this Lease performable by Tenant is both a covenant and a condition.

24.3. Captions.  Section and paragraph captions are for convenience only and shall not expand, limit or otherwise affect the meaning of any provision hereof.

24.4. Incorporation of Prior Agreements, Amendments.  This Lease contains all agreements of the parties with respect to any matter mentioned.  No prior agreement or understanding is effective after the execution of this Lease.  This Lease may be modified in writing only, signed by the parties.  The Exhibits referenced in and attached to this Lease are part of this Lease as fully as if placed in the body of this Lease.

24.5. Cumulative Remedies.  No remedy or election is exclusive but, wherever possible, is cumulative with all other remedies or elections provided hereunder and at law and in equity.

24.6. Severability.

(a) For the purpose of any suit brought or based on this Lease, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained thereon as successive periodic sums shall mature or be due hereunder.  The failure to include in any suit or action any sum or sums then matured or due shall not be a bar to the maintenance of any suit or action for the recovery of such sum or sums so omitted; and Tenant agrees that it will not in any suit or suits brought or arising under this Lease for a matured sum for which judgment has not previously been obtained or entered, plead, rely on or interpose the defenses of res adjudicata, former recovery, extinguishment, merger, election of remedies or other similar defense as a bar to such suit or suits.

(b) If any provision of this Lease is declared invalid by a court of competent jurisdiction, the validity of the remainder of this Lease shall not be affected thereby but shall remain in full force and effect.

24.7. Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease shall work a merger, and at Landlord's option, shall terminate existing subtenancies or operate as an assignment of subtenancies.

24.8. Holding Over.  This Lease shall terminate at the expiration of the Lease Term, without the necessity of any notice by or to any of the parties hereto.  If Tenant retains possession after the Lease Term expires, without the written consent of Landlord, the occupancy shall be a tenancy from month-to-month at a Fixed Minimum Rent in the amount of twice the last Fixed Minimum Rent payable during the Lease Term, plus all Additional Rent payable hereunder, and upon all other terms contained herein, except that any options (e.g., renewal and expansion) and rights of first refusal contained in this Lease are terminated in the event of a holdover tenancy.

24.9. Waivers.  Waiver by Landlord of any provision is not a waiver of any other provision or of any subsequent breach by Tenant of the same or any other provision.  Landlord's consent to or approval of any act shall not make it unnecessary to obtain Landlord's consent or approval in the future.  The receipt by Landlord of any rent or any sum of money or any other consideration hereunder paid by Tenant after the termination, in any manner, of the Lease Term, or after the giving by Landlord of any notice hereunder to effect such termination, shall not reinstate, continue or extend the Lease Term, or destroy, or in any manner impair, the efficacy of any such notice of termination as may have been given hereunder by Landlord to Tenant prior to the receipt of any such sum of money or other consideration, unless so agreed to in writing and signed by Landlord.  Neither acceptance of the keys nor any other act or thing done by Landlord or any agent or employee during the Lease Term shall be deemed to be an acceptance of a surrender of the Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such surrender.

24.10. Interest on Past-Due Obligations.  Any amount due to Landlord that is not paid when due shall bear interest from the date due at the rate that is equal to the lower of:  (a) the floating and fluctuating "prime rate" of interest identified as such on a daily basis in the "Money Rates" section of The Wall Street Journal (and defined therein as the base rate on corporate loans posted by at least 75% of the thirty largest U.S. banks) plus six percent (6%) per annum; and (b) the highest rate of interest payable under law.  If The Wall Street Journal shall cease to publish such "prime rate," Landlord shall have the right to substitute an alternative index set forth in a similar publication.  The interest rate payable by Tenant pursuant to the foregoing provisions of this paragraph shall increase or decrease automatically and contemporaneously with every increase or decrease in such interest rate index.  Payment of interest shall not cure any default by Tenant under this Lease, except as expressly provided.

24.11. Attorney's Fees.  If either party brings an action regarding terms or rights under this Lease, the prevailing party in any action, on trial or appeal, is entitled to reasonable attorneys' fees as fixed by the court to be paid by the losing party.  The term "attorney's fees" shall include, but is not limited to, reasonable attorneys' fees incurred in any and all judicial, bankruptcy, reorganization, administrative and other proceedings, including appellate proceedings, whether the proceedings arise before or after entry of a final judgment and all costs and disbursements in connection with the matter.

24.12. Recording.  Each party agrees that it shall, upon the other party's written request, execute a Memorandum of this Lease in a form suitable for recording under state law.  The party requiring the recordation of such Memorandum of Lease shall pay all costs of applicable state and local recordation and transfer taxes thereon.

24.13. Exterior of Premises — Signs.

(a) [Tenant will provide details of requested signage] Tenant shall not place or permit any sign, billboard, marquee, lights, awning, poles, placard, advertising matter or other thing of any kind in or about the exterior of the Premises or the Building, nor paint or make any change in, to or on the exterior of the Premises to change the uniform architecture, paint, or appearance of the Building, without in each such instance obtaining the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute subjective discretion.  In the event such consent is given, Tenant agrees to pay any minor privilege or other tax arising as a result of any such installation immediately when due.  Tenant shall obtain, at its expense, all permits required for such installation.  Tenant further agrees to maintain any sign, billboard, marquee, awning, decoration, placard, or advertising matter or other thing of any kind as may be approved by Landlord in good condition and repair at all times.

(b) Tenant shall not pile or place anything on the sidewalk, parking lot or other exterior portion of the Premises, the Building or the Property, nor block the sidewalk, parking lot or other exterior portion of the Premises, the Building or the Property, nor do anything that directly or indirectly will interfere with any of the rights of ingress or egress or of light from any other tenant, nor do anything that will, in any way, change the uniform and general design of the Property.  If this Lease covers all or substantially all of the entire Building, Tenant agrees to keep all sidewalks, steps and porches free and clear of ice, snow and debris.

24.14. Security.  Tenant acknowledges that the Rents reserved in this Lease do not include the cost of security guards or other security measures, and that Landlord has no obligation to provide such services.  Tenant assumes all responsibility for the protection of Tenant, its agents, employees, invitees and property from acts of third parties.

24.15. Date of Lease.  All references in this Lease to "the date hereof," "the date of this Lease," or similar references shall be deemed to refer to the date set forth at the top of the Basic Lease Information of this Lease and on its cover page, in the places for the same therein provided.  This Lease shall be effective as of the date of this Lease, as determined in accordance with the preceding sentence, even if either or both of the parties to this Lease shall execute or deliver it after such date.

24.16. Easements and Restrictive Covenants.  Landlord reserves the right to grant and record any easements, cross-easements, rights, restrictive covenants, conditions and dedications (encumbering or relating to the Premises or the Property or any portion thereof) that it deems necessary or desirable.  The grants shall not unreasonably interfere with Tenant's use of the Premises.  Tenant agrees to promptly execute any documents requested by Landlord to effect or confirm any such grant.  Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact to execute any such document for and on behalf of Tenant.

24.17. Rules and Regulations.  Tenant shall comply with the rules and regulations attached hereto as Exhibit F and with such additional rules and regulations respecting the Premises, the Building and/or the Property as Landlord may reasonably adopt from time to time.  Notice of all such additional rules and regulations shall be posted in a conspicuous location on the Property or given to Tenant.

24.18. Legal Review Costs.  Tenant shall bear the legal review costs incurred by Landlord in connection with the following approvals, requests, actions, certificates, agreements or documents, regardless of whether approved, given, made, executed or delivered:  (a) any proposed assignment, subletting, mortgage, transfer or encumbrance of this Lease; or (b) any approval or consent sought by Tenant hereunder or in connection with this Lease, including, without limitation, as the same may be embodied in any agreement, certificate or other document that Landlord is requested to execute or to provide to Tenant or any other party.  Nothing set forth in this paragraph shall be construed so as to require Landlord to consider or grant any such request or to execute and/or deliver any such certification or documentation.

24.19. Choice of Law.  This Lease shall be governed by the internal laws of the State in which the Building is located, regardless of conflicts of laws principles.

24.20. Intended Provisions.  All of the exhibits attached hereto are an integral part of this Lease.  Both parties acknowledge that they have reviewed this Lease thoroughly and that at the time of execution, the provisions of this Lease are commercially reasonable and show the intent of the parties.

24.21. Absence of Option.  The submission of this Lease for examination does not constitute a reservation of or an option for the Premises and this Lease becomes effective only upon execution by Landlord and Tenant.

24.22. Survival.  All obligations of Tenant under this Lease that are not fully performed as of the expiration or earlier termination of the Lease Term shall survive the expiration or earlier termination of the Lease Term, including, without limitation, all payment obligations with respect to Fixed Minimum Rent, Additional Rent, Taxes, insurance and all obligations concerning the condition of the Premises and the Property.

24.23. Intentionally Deleted.

24.24. Lender's Approval.  This Lease and the obligations of the parties hereunder are subject to the written approval of Landlord's lender, and this Lease is not binding upon either Landlord or Tenant unless Landlord receives such written approval from Landlord's lender by that date that is sixty (60) days after the date hereof.  Landlord will advise Tenant promptly upon its receipt of approval or disapproval from Landlord's lender.

24.25. Guaranty.  As a material inducement to Landlord to enter into this Lease with Tenant, the Guarantor designated as such on the Basic Lease Information has executed and delivered to Landlord a Guaranty in the form attached as Exhibit G, and Landlord is relying upon such inducement in making this Lease with Tenant.  Tenant shall notify Landlord of any merger, dissolution or other event terminating the legal existence of any corporation, partnership, limited liability company or other entity that is such a Guarantor within ten (10) days after the occurrence of any such merger, dissolution or other event.  The Guaranty will be released, by written notice from Landlord to Tenant and Guarantor, upon Landlord's receipt of the additional cash Security Deposit or a Letter of Credit meeting the conditions set forth in Section 5.4(b) [Security Deposit].

24.26. Prohibited Persons and Transactions.  Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action relating thereto.

24.27. WAIVER OF JURY TRIAL.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY OR ANY OF THEM MAY BE A PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE.  IT IS UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS.  THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY LANDLORD AND TENANT, AND EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THIS LEASE.  LANDLORD AND TENANT EACH REPRESENT THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(Lease continues on following page)

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals as of the date of this Lease, as such date is set forth at the top of the Basic Lease Information.

LANDLORD:

BIT HOLDINGS FIFTY-SEVEN, INC., a
Maryland corporation

By:
Name:
Title:

Date:  April 27, 2010

TENANT:

CASCADE WIND CORP., INC.,
a Nevada corporation

By:
Name:
Title:

Date:  April 27, 2010

EXHIBITS:                      The following Exhibits are attached to and made a part of this Lease.

A.	Plan of the Premises
B.	Description of the Property
C.	Description of Landlord's Work
D.	Renewal Term
E.	Active Participants
F.	Rules and Regulations
G.	Guaranty Form

DISTRICT OF COLUMBIA                                                      ) ss.

On this _______ day of _______________, 2010, before me, the undersigned, a Notary Public in and for the District of Columbia, duly commissioned and sworn personally appeared ______________________________________, known to me to be the ___________________ of BIT HOLDINGS FIFTY-SEVEN, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the District of
Columbia residing at                                                      .
My commission expires                                                      .

STATE OF ______________________                                                                )
) ss.
COUNTY OF ________________                                                                           )

On this _______ day of _______________, 2010, before me, the undersigned, a Notary Public in and for the State of __________, duly commissioned and sworn personally appeared ______________________________________, known to me to be the ___________________ of CASCADE WIND CORP., INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
__________, residing at                                                      .
My commission expires                                                      .

EXHIBIT A - PLAN OF THE PREMISES
(See following page)

EXHIBIT B

DESCRIPTION OF THE PROPERTY

Tract A:

Lot 1, WILSONVILLE BUSINESS CENTER, Country of Clackamas and State of Oregon.

ALSO TOGETHER WITH Easements for the construction, operation and maintenance of all utility lines, telephone lines and storm drain and sewer line within 10 feet of the exterior property lines of Lot 2, Wilsonville Business Center, as provided in the Declaration of Covenants and Restrictions for Wilsonville Business Center, recorded February 21, 1990 as Fee No. 90-07662, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO TOGETHER WITH a non-exclusive easement appurtenant to Lot 1, Wilsonville business Center for ingress and egress as provided in an Access Easement Agreement recorded March 10, 1989 as Fee No. 89-10316, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO TOGETHER WITH utility easements provided in the plat of Wilsonville Business Center, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH a non-exclusive easement for vehicular and pedestrian ingress and egress and utilities appurtenant to Lot 1, WILSONVILLE BUSINESS CENTER, provided for in the Reciprocal Easement Agreement recorded December 22, 1995 as File No. 95-079514, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH a setback easement appurtenant to Lot 1, WILSONVILLE BUSINESS CENTER, as created and described in the Setback Easement Agreement recorded December 22, 1995 as File No. 95-079513 over a portion of Lot 2, WILSONVILLE BUSINESS CENTER, in the City of Wilsonville, County of Clackamas and State of Oregon.

Tract B:

Lots 1, 2, 3 and 4, WILSONVILLE BUSINESS CENTER PHASE 2, in the City of Wilsonville, County of Clackamas and State of Oregon.

Tract C:

Lots 1 and 2, WILSONVILLE BUSINESS CENTER PHASE 3, in the City of Wilsonville, County of Clackamas and State of Oregon.

TOGETHER WITH easements for construction, operation and maintenance of all utility lines, telephone lines and storm drain and sewer line within 10 feet of the exterior property lines as provided in the Declaration of Covenants and Restrictions for Wilsonville Business Center, recorded January 27, 1989 as Fee No. 89-04063 and re-recorded February 21, 1990 as Fee No. 90-07662 and amended by a recording June 26, 1995 as Fee No. 95-36749, in the City of Wilsonville, County of Clackamas and State of Oregon.
ALSO, TOGETHER WITH a utility easement, as provided in the plat of Wilsonville Business Center Phase 3, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH a non-exclusive easement for vehicular and pedestrian ingress and egress appurtenant to Lots 1 and 2, WILSONVILLE BUSINESS CENTER PHASE 3, as created and described in Reciprocal Access Easement Agreement recorded October 6, 1995 File No. 95-061651, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH a non-exclusive easement for underground utilities appurtenant to Lot 2, WILSONVILLE BUSINESS CENTER PHASE 3, as created and described in Reciprocal Utility Easements Agreement recorded October 6, 1995 as File No. 95-061652, in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH a no-build easement appurtenant to Lot 2, WILSONVILLE BUSINESS CENTER PHASE 3, as created and described in the No-Build Easement Agreement recorded October 6, 1995 as File No. 95-061653 in the City of Wilsonville, County of Clackamas and State of Oregon.

ALSO, TOGETHER WITH an easement for sign and planter as created and described in the Sign and Planter Easement recorded October 6, 1995 as File No. 95-061654, and as reserved in a Statutory Quitclaim Deed recorded January 28, 1997 as Fee No. 97-006488, in the City of Wilsonville, County of Clackamas and State of Oregon.

EXHIBIT C

DESCRIPTION OF LANDLORD'S WORK

1.           Construction of Improvements by Landlord

In accordance with Section 3.1 of the Lease, Landlord shall complete the work described in paragraph 3 below.

2.           Space Plan.  Landlord and Tenant have each approved Test Fit TFa.3 dated April 12, 2010, prepared by LRS Architects under its job number 207218 as the space plan for the Premises (the "Space Plan").

3.           Improvements.  Landlord will improve the Premises in accordance with the agreed Space Plan ("Landlord's Work").  Landlord will, at its sole cost, (a) demise Suite 3126 to separate it from adjoining Suite 3132; (b) demise Suite 3122 to separate it from adjoining Suite 3116 (Keynotes 3 and 4 on the Space Plan); (c) segregate utilities and HVAC systems as necessary; and (d) perform the deferred maintenance items described in General Note 11 on the Space Plan.  Landlord will pay up to $19,377.00 (the "Tenant's Allowance") of all other Cost of Landlord’s Work, and Tenant shall pay any additional cost in accordance with paragraph 5 below.  Any additional improvements will be at the sole expense of the Tenant and subject to Landlord’s prior written consent as set forth in Section 7.5 of the Lease.

4.           Permits Contingency.  All of the obligations of Landlord under this Lease are expressly contingent upon Landlord's ability to obtain all building and other permits that shall be required in connection with the making of Landlord's Work.  If for any reason whatsoever other than the gross negligence of Landlord, all such building and other permits cannot be obtained by Landlord on or before that date that is thirty (30) days after the date of this Lease, then and in such event, at Landlord's option, Landlord may terminate this Lease by giving notice thereof to Tenant, whereupon Landlord shall return the Security Deposit and any prepaid rent to Tenant, and thereupon neither Landlord nor Tenant shall have any further rights, liabilities or obligations to each other hereunder.  Tenant agrees to cooperate fully with Landlord in connection with the completion by Landlord of Landlord's Work, the preparation and finalization of the plans and specifications relating to Landlord's Work, and the processing and obtaining of any and all building and other permits required in connection with Landlord's Work.

5.           Cost of Landlord's Work

(a) For purposes of this Lease, "Cost of Landlord's Work" means, collectively, the sum of the following, as incurred by Landlord in connection with Landlord's Work:  (i) all hard or direct costs of construction and/or installation; (ii) all hard or direct costs of demolition; (iii) the costs of all labor, machinery, equipment and supplies; (iv) the costs of all architectural, planning, engineering or other consulting services; (v) the costs of all building permits and other governmental approvals necessary in connection therewith; and (vii) all other soft or indirect costs of construction and/or installation.  For the purposes of this Exhibit C, the Cost of Landlord's Work will not include demising the Premises to separate it from other space within the Building.  Landlord shall demise the Premises at its sole expense and not as a part of the Tenant's Allowance.

(b)           If the actual Cost of Landlord's Work is the amount of the Tenant Allowance or less, then Landlord shall pay all of the Cost of Landlord's Work.  If the actual Cost of Landlord's Work, in the aggregate, exceeds then Tenant Allowance, then Landlord shall pay the Cost of Landlord's Work, and Tenant shall reimburse Landlord, as Additional Rent, not later than ten (10) days after Landlord’s written demand therefor, for that portion of the Cost of Landlord's Work that exceeds the Tenant Allowance.  If the actual Cost of Landlord's Work exceeds the Tenant Allowance, then the written demand made by Landlord of Tenant for reimbursement will be accompanied by copies of invoices or other evidence, in form reasonably satisfactory to Tenant, showing such costs to have been actually incurred by Landlord.  At the sole option of Landlord, upon the demand of Landlord made at any time during or prior to the construction of Landlord's Work, Tenant shall deposit with Landlord that sum of money which, in the reasonable opinion of Landlord, is equal to the amount of money by which Landlord estimates the actual Cost of Landlord's Work will exceed the Tenant Allowance.  If Tenant deposits with Landlord any monies in accordance with this paragraph 5(b), Landlord shall apply all such monies to costs actually incurred by Landlord as part of the Cost of Landlord's Work.  If the actual Cost of Landlord's Work exceeds the Tenant Allowance plus the aggregate amount of any monies deposited by Tenant with Landlord pursuant to this paragraph 5(b), then Tenant shall reimburse Landlord not later than ten (10) days after Landlord’s demand for reimbursement.

(c)           Landlord will use commercially reasonable efforts to notify Tenant of costs that Landlord estimates will exceed Tenant's Allowance.  Tenant may give Landlord a written request for changes to the Space Plan to reduce the Cost of Landlord's Work.  Landlord will consider such request for changes in good faith, but Landlord will be under no obligation to make such changes.  If Landlord agrees to make such changes, Tenant will be responsible for any increase in costs and any delays resulting from such changes.

6.           Tenant's Agent for Approval

Tenant hereby designates Clayton Wood ("Tenant's Agent") as having sole authority with regard to Landlord's Work to approve plans and specifications, to accept cost estimates, and authorize changes or additions to Landlord's Work during construction.  Landlord shall not be authorized to accept changes or additions from any other employee of Tenant except Tenant's Agent.  Neither Tenant nor Tenant's Agent shall be deemed by Landlord's contractors as authorized to direct Landlord's contractors in the performance of Landlord's Work.

7.           Landlord's Property at End of Term

Excluding Tenant's trade fixtures, all improvements made to the Premises (whether temporary or permanent in character, and including, but not limited to, all HVAC equipment and all other equipment that is in any manner connected to the Building's plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall become Landlord's property at the end of the Lease, and shall remain on the Premises, without compensation to Tenant.

EXHIBIT C-1

SPACE PLAN
(See following page)

EXHIBIT D

OPTION TO RENEW

1. Provided, with respect to the Renewal Term (defined below), that no uncured Event of Default (or any Tenant default that, upon the giving of notice or the passage of time, or both, may constitute an Event of Default) exists either (i) on the date Tenant notifies Landlord of Tenant's election to renew this Lease, or (ii) on the date of commencement of the Renewal Term, Tenant shall have the option to renew this Lease for one (1) renewal term of three (3) years (the "Renewal Term").  Tenant shall notify Landlord in writing of Tenant's election to renew not more than twelve (12) months and not less than six (6) months prior to the expiration of the Original Term.  The Renewal Term shall begin contemporaneously with the expiration of the Original Term.

2. The Renewal Term shall be subject to all of the provisions of this Lease, except that:

(a) Tenant shall have no further right to renew this Lease beyond the Renewal Term;

(b) Landlord shall have no obligation to perform any alterations or improvements of any kind whatsoever with respect to the Renewal Term (including, without limitation, any alterations or improvements with respect to the Premises in the nature of or similar to Landlord's Work); and

(c) during the Renewal Term, the Fixed Minimum Rent shall be that amount, paid on an annual basis, equal to the product of the number of square feet of the Premises and the Fair Market Rate (defined below) for the Premises during the Renewal Term; provided, however, that in no event will be Fixed Minimum Rent during the Renewal Term be less than $7,517.96 per month.  The Fixed Minimum Rent during the Renewal Term will increase by an amount equal to 3% on each anniversary of the Commencement Date of the Renewal Term.

3. For purposes hereof, "Fair Market Rate" means that rate, expressed on a per square foot per annum basis, that is equal to the fair market value of the Fixed Minimum Rent (as such term is defined and used in this Lease) during the Renewal Term for industrial space: (i) equivalent in size to the Premises; (ii) leased for a term equivalent to the Renewal Term (with escalation factors, per market) and otherwise on terms and conditions identical to the terms and conditions of this Lease (including, without limitation, the terms and conditions of this Exhibit D and the other terms and conditions of this Lease governing payment by Tenant to Landlord of Rent); and (iii) located in a building in the Wilsonville, Oregon area equivalent in quality to the Building.

4. The determination of the Fair Market Rate for the Renewal Term will be made and will be binding on Landlord and Tenant either (i) by the mutual agreement of Landlord and Tenant made within thirty (30) days after the date on which Tenant gives notice to Landlord of Tenant's exercise of its rights with respect to the Renewal Term (the "Tenant Notice Date"), or (ii) if not made pursuant to the foregoing clause (i), then by arbitration in accordance with the terms of the following paragraphs. The last day of such thirty (30) day period (or any extended period agreed by Landlord and Tenant in writing) is referred to in this Lease as the "Arbitration Commencement Date".

(a)  Within fifteen (15) days after the Arbitration Commencement Date, each party shall provide the other party with written notice (a "Rent Notice") of its determination of the Fair Market Rate. The matter will then be submitted to an arbitrator.  The arbitrator must be a licensed commercial real estate broker who has been active over the five (5) year period ending on the Arbitration Commencement Date in the leasing of industrial properties in the Wilsonville, Oregon area.  If Landlord and Tenant are unable to agree on the arbitrator within fifteen (15) days after the Arbitration Commencement Date, each shall select a broker who is qualified under the criteria set forth above, and so notify the other party in writing within twenty (20) days after the end of the fifteen (15) day period.  The two brokers chosen by the parties shall then appoint the arbitrator within ten (10) days after the date of the last appointment of a broker.  If the two brokers chosen by the parties are unable to agree on the arbitrator within the ten (10) day period, the arbitrator will be appointed by the director (or the equivalent) of the Seattle Regional Office of the American Arbitration Association upon the application of either party.  If either party fails to timely select its broker and notify the other party of its selection in writing within the required twenty (20) day period, and the other party timely selects its broker, then the broker selected by the other party will be the arbitrator for the purpose of determining Fair Market Rate.

(b)  The arbitrator shall determine the Fair Market Rate by selecting either the Fair Market Rate stated in Landlord's Rent Notice or the Fair Market Rate stated in Tenant's Rent Notice.  The arbitrator will have the authority only to determine whether the Fair Market Rate specified in Landlord's Rent Notice or Tenant's Rent Notice is closest to the actual Fair Market Rate as determined by the arbitrator.  The arbitrator will have no power to average such amounts or to designate a Fair Market Rate other than that specified in either Landlord's Rent Notice or Tenant's Rent Notice.

(c)  Both parties may submit any information to the arbitrator for her or his consideration, with copies to the other party.  The arbitrator may consult experts and competent authorities for factual information or evidence pertaining to the determination of the Fair Market Rate.  The arbitrator shall render her or his decision by written notice to each party within thirty (30) days after the arbitrator is selected.  The determination of the arbitrator will be final and binding upon Landlord and Tenant.  The cost of the arbitration (including the charges of the broker selected by the other party) will be paid by Landlord if the Fair Market Rate determined by arbitration is the Fair Market Rate specified in Tenant's Rent Notice, and by Tenant if the Fair Market Rate determined by arbitration is the Fair Market Rate specified in Landlord's Rent Notice.

5.            The renewal rights extended to Tenant by Landlord under this Exhibit D are exclusively granted by Landlord to the originally named Tenant under this Lease, Cascade Wind Corp., Inc., and will not inure to the benefit of, or be exercisable by, any assignee of the originally named Tenant under this Lease or any other party.

EXHIBIT E

ACTIVE PARTICIPANTS

(See following pages)

EXHIBIT F

RULES AND REGULATIONS

1. Tenant shall not obstruct, in any way, the sidewalks or parking areas in the front, side, or rear of the Building, nor do anything directly or indirectly that will limit any of the ingress or egress of any other tenant or of Landlord.

2. Tenant shall not attach awnings, antennas, pipes, wiring or other projections to the roof or outside walls of the Building.  No curtains, blinds, shades, or screens shall be attached to, or hung in, or used in connection with any window or door of the Premises.

3. Tenant shall deliver all its requests for services to be performed by Landlord to the management agent designated by Landlord.  Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from Landlord.

4. Dumpsters or other trash containers shall not be allowed on the outside of the Building without the prior written consent of Landlord.  If such consent is given by Landlord, the type, size and location of such containers shall be only as approved by Landlord and shall be maintained by Tenant in a clean sanitary manner, and in good repair at all times.

5. Tenant shall not burn any trash or garbage of any kind in or about the Premises.

6. Tenant shall comply with the National Fire Code, which prohibits smoking in warehouse areas with combustible products and shall install, at its expense, "No Smoking" signs in those areas of the Premises.  Tenant shall also install fire extinguishers throughout the Premises as required and shall inspect such extinguishers at least once a year and refill and maintain such extinguishers as often as necessary.  Any fire extinguishers supplied by Landlord shall be inspected and maintained by Tenant in like manner.

7. A reasonable number of keys to the locks in the Premises shall be furnished by Landlord to Tenant, at the cost of Tenant, and Tenant shall not have any duplicate keys made.  All such keys shall be returned to Landlord at the termination of the tenancy, and, in the event of the loss of any key(s) so furnished, Tenant shall pay Landlord the cost of each key lost or the cost of replacing all the locks operated by the lost key(s), at Landlord's sole and absolute subjective discretion.

8. Tenant shall not change any lock on any door in the Building or place any additional lock on any such door.  At Tenant's request and expense, locks may be changed by Landlord.

9. All chairs in carpeted areas shall have carpet casters, carpet shields, or other similar protective devices.

10. Tenant may not mark, paint, drill into, or in any way deface, or string wires through, any part of the exterior of the Building.  Subject to the provisions of the Lease dealing with alterations and improvements by Tenant, Tenant shall be allowed to make attachments to the interior walls of the Premises, provided any damage thereby caused to the walls is corrected by Tenant at the termination of the Lease.

11. Tenant shall not use any HVAC system other than that existing in the Premises at the commencement of the Lease Term.

12. No animals shall be kept in or about the Building.

13. Tenant shall not make or permit any improper, objectionable or unpleasant noise or odor in the Building or otherwise interfere in any way with other tenants or persons having business with them.

14. No portion of the Premises shall at any time be used or occupied as sleeping or lodging quarters.

15. Tenant shall not use the name of the Building for any purpose other than as a business address of Tenant, and shall not use any picture or likeness of the Building in any circular, notice, advertisement or correspondence.

16. Landlord may change the name or address of the Building, and may install and maintain any permanent or temporary sign or signs on the exterior of the Building.

17. Water closets and other plumbing fixtures shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein.  All damage resulting from the misuse of any such fixture by a tenant or such tenant's agents, employees, customers or invitees shall be paid for by such tenant, and Landlord shall not in any case be responsible therefor.

18. Any permission given by Landlord pursuant to the provisions of these Rules and Regulations shall not serve to impose any type of liability on Landlord for any personal injury or death or damage to or loss of property.

19. The restrictions contained in these Rules and Regulations apply whether Tenant acts or fails to act, directly or indirectly, and apply to Tenant's agents, employees, customers and invitees.

20. All costs payable by Tenant under these rules and regulations shall be paid promptly upon demand as Additional Rent.

EXHIBIT G

GUARANTY

ANNEXED TO AND FORMING A PART OF THE LEASE (the "Lease") dated April ___, 2010 between BIT HOLDINGS FIFTY-SEVEN, INC., a Maryland corporation ("Landlord"), and CASCADE WIND CORP., INC., a Nevada corporation ("Tenant").

The undersigned, Core Fund, L.P., a Delaware limited partnership, the address of which is as set forth below, in consideration of the leasing of the "Premises" described in the Lease to Tenant, hereby covenants and agrees:

1. That if Tenant shall default at any time in the performance of any of the covenants and obligations of the Lease on Tenant's part to be performed, after the expiration of any applicable notice and cure periods then Guarantor shall on demand well and truly perform the covenants and obligations of the Lease on Tenant's part to be performed and will on demand pay to Landlord any and all sums due to Landlord by Tenant and all damages and expenses that may arise in consequence of Tenant's default, including, without limitation, reasonable attorneys' fees, and Guarantor hereby waives all requirements of notice of the acceptance of this Guaranty and all requirements of notice of breach of nonperformance by Tenant; provided, however, notwithstanding anything in this Guaranty, the Lease or otherwise to the contrary, Guarantor’s maximum liability under this Guaranty or otherwise related to the Lease or any breach or default thereof by Tenant shall be limited to the unamortized balance of Landlord’s Lease Costs (calculated as provided in Section 5.4 of the Lease).

2. That Guarantor may, at Landlord's option, be joined in any action or proceeding commenced by Landlord against Tenant in connection with and based upon any covenants and obligations in the Lease, and that Guarantor waives any demand by Landlord and/or prior action by Landlord of any nature whatsoever against Tenant.

3. That this Guaranty shall remain and continue in full force and effect as to any renewal, extension, modification or amendment of the Lease and as to any assignee of Tenant's interest in the Lease, and that Guarantor waives notice of any and all such renewals, extensions, modifications, amendments or assignments.

4. That Guarantor's obligations hereunder shall remain fully binding although Landlord may have waived one or more defaults by Tenant, extended the time of performance by Tenant, or released, returned or misapplied other collateral given as additional security (including other guaranties).

5. That this Guaranty shall remain in full force and effect notwithstanding the institution by or against Tenant of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, or the disaffirmance of the Lease in any such proceedings or otherwise.

6. Guarantor does hereby expressly waive any claim, right or remedy that Guarantor may now have or hereafter acquire against Tenant that arises hereunder and/or from the performance by Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Landlord against Tenant or any security that Landlord now has or hereafter acquires, regardless of whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

7. That each individual executing this Guaranty on behalf of Guarantor represents and warrants that he is a general partner of Guarantor and that he is duly authorized to execute and deliver this Guaranty on behalf of Guarantor, in accordance with the agreement and certificate of limited partnership of Guarantor, and that this Guaranty is binding upon Guarantor. Guarantor agrees to furnish to Landlord, promptly upon demand by Landlord, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Guarantor to enter into this Guaranty.

8. That each individual executing this Guaranty on behalf on Guarantor represents and warrants that Guarantor's managed funds may be pledged by Guarantor as collateral for the purposes of this Guaranty and will be available to satisfy any judgment against Guarantor under this Guaranty.

9. That if Landlord brings an action regarding the terms of this Guaranty or Landlord's rights thereunder, Landlord, if prevailing in such action, on trial or appeal, shall be entitled to reasonable attorneys' fees as fixed by the court to be paid by Guarantor.  The term "attorneys' fees" shall include, but is not limited to, reasonable attorneys' fees incurred in any and all judicial, bankruptcy, reorganization, administrative and other proceedings, including appellate proceedings, whether the proceedings arise before or after entry of a final judgment and all costs and disbursements in connection with the matter.

10. Any merger, dissolution or other event terminating the legal existence of Guarantor shall be an event of default under this Guaranty.

11. That this Guaranty shall be governed by and construed in accordance with the internal laws of the State in which the Building is located, and that Guarantor hereby agrees that jurisdiction and venue shall be proper in such State.

12. That Tenant is a wholly owned subsidiary of Guarantor and that Guarantor has a direct financial interest in the business operations of Tenant.

13. That this Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Landlord and its successors and assigns.

14. Guarantor represents and warrants to Landlord that Guarantor is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action relating thereto.

15. THAT GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY LANDLORD AGAINST GUARANTOR ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY, THE RELATIONSHIP OF LANDLORD AND GUARANTOR, THE LEASE AND/OR ANY CLAIM OR DAMAGE RELATED THERETO.

This Guaranty will be released, by written notice from Landlord to Tenant and Guarantor, upon Landlord's receipt of an additional cash Security Deposit or a Letter of Credit meeting the conditions set forth in Section 5.4 of the Lease.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty under seal as of the date first set forth above.

CORE FUND, L.P., a Delaware limited
Partnership

By:

Address of Guarantor: